Exhibit 10.1

EXECUTION VERSION

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR SOLICITATION OF AN OFFER OR ANY OTHER SOLICITATION WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, and incorporating any exhibits, schedules or annexes attached hereto, this “Agreement”), dated as of February 4, 2024, is entered into by and among:

(i) Cano Health, Inc. (“CHI”), and each of its Debtor1 subsidiaries (collectively, the “Company” and, each, a “Company Party”);

(ii) The undersigned holders, beneficial holders, investment advisors, sub-advisors, or managers of funds and/or accounts that are holders or beneficial holders, of:

a.

(i) senior secured term loans, delayed draw term loans, and additional term loans (collectively, the “CS Term Loans” and, the lenders thereof, the “CS Term Lenders”), and/or (ii) revolving credit loans (the “CS Revolving Loans” and, the lenders thereof, the “CS Revolving Lenders”) issued under that certain Credit Agreement, dated as of November 23, 2020 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “CS Credit Agreement”), by and among Cano Health, LLC (“CH LLC”), as borrower, Primary Care (ITC) Intermediate Holdings, LLC (“PCIH”), Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent (in such capacities, the “CS Administrative Agent”), the lenders and issuing banks from time to time party thereto (collectively, the “CS Secured Lenders”);

b.

secured term loans (collectively, the “Side-Car Term Loans” and, together with the CS Term Loans and the CS Revolving Loans, the “Secured Loans” and persons holding such indebtedness, the “Secured Lenders”) under that certain Credit Agreement, dated as of February 24, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Side-Car Credit Agreement” and, together with the CS Credit Agreement, the “Credit Agreements”), by and among CH LLC, as borrower, PCIH, the guarantors from time to time party thereto, JPMorgan Chase Bank,

[1]	Capitalized terms used but not defined herein have the meanings ascribed to them in the Restructuring Term Sheet (defined below) or, if not defined, their plain meaning given the context of their use.

N.A., as administrative agent and collateral agent (in such capacities, the “Side-Car Administrative Agent” and, together with the CS Administrative Agent, the “Administrative Agents”) and the lenders from time to time party thereto (collectively, the “Side-Car Lenders” and, together with the CS Secured Lenders, the “Secured Lenders”); and/or

c.

6.25% senior unsecured notes due 2028 (the “Senior Notes” and, the persons holding such Senior Notes, the “Senior Noteholders”) issued pursuant to that certain Indenture, dated as of September 30, 2021, as may be amended from time to time (the “Senior Notes Indenture”), by and among, CH LLC, as issuer, the guarantors party thereto, and U.S. Bank National Association, as trustee (the “Indenture Trustee”).

Each of the Secured Lenders and Senior Noteholders party hereto (together with their respective successors and permitted assigns and any subsequent holder that becomes party hereto in accordance with the terms hereof) is referred to as a “Consenting Creditor.” The Company (including each Company Party), each Consenting Creditor, and any subsequent person or entity that becomes a party hereto in accordance with the terms hereof are collectively referred to herein as the “Parties” and individually as a “Party.”

When a reference is made in this Agreement to a Section or Exhibit, such reference shall be to a Section or Exhibit, respectively, of or attached to this Agreement unless otherwise indicated. Unless the context of this Agreement otherwise requires, (a) words using the singular or plural also include the plural or singular, respectively, (b) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (c) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” (d) the word “or” shall not be exclusive and shall be read to mean “and/or” and (e) any reference to dollars or “$” shall be to United States dollars. The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

RECITALS

WHEREAS, the Company and members of an ad hoc group of Secured Lenders (the “Ad Hoc First Lien Group”) have engaged in good faith, arm’s length negotiations and have agreed to enter into certain transactions (the “Restructuring Transactions”) in furtherance of a restructuring of the Company (the “Restructuring”) on terms and conditions (a) set forth in this Agreement and (b) consistent with the term sheet setting forth the material terms of the Restructuring Transactions, attached hereto as Exhibit A (the “Restructuring Term Sheet”);

WHEREAS, the Company will implement the Restructuring Transactions in connection with voluntary cases (the “Chapter 11 Cases”) to be commenced under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”);

WHEREAS, as of the date hereof, the Consenting Creditors, in the aggregate, hold, own, or control approximately 86% of the aggregate outstanding principal amount of the Secured Loans, including approximately 89% of the aggregate outstanding principal amount of the CS Term Loans, approximately 50% of the aggregate outstanding principal amount of the CS Revolving Loans, and approximately 100% of the aggregate outstanding principal amount of the Side-Car Term Loans;

WHEREAS, as of the date hereof, the Consenting Creditors, in the aggregate, hold, own, or control approximately 92% of the aggregate outstanding principal amount of the Senior Notes;

WHEREAS, certain of the Consenting Creditors have agreed to backstop through a fronting arrangement satisfactory to the Consenting Creditors the DIP Facility (defined below), in accordance with and subject to the terms and conditions set forth in the DIP Orders and the DIP Credit Agreement (each, defined below); and

WHEREAS, the Parties desire to memorialize their mutual support and commitment in respect of the matters discussed in the Restructuring Term Sheet and hereunder.

NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. Certain Definitions.

As used in this Agreement, the following terms have the following meanings:

(a) “Acceptable Plan” means a chapter 11 plan of reorganization of the Company, or, as may be agreed by the Company and the Requisite Consenting Creditors, certain Company Parties, in each case, implementing the Restructuring, which plan shall be consistent in all respects with this Agreement and the Restructuring Term Sheet and otherwise subject to the consent rights set forth in Section 6; provided that, for the avoidance of doubt, the Restructuring may be implemented through a sale, or series of sales, including a WholeCo Sale Transaction or a Discrete Asset Sale (each as defined in the Restructuring Term Sheet), in each case subject to the terms of this Agreement.

(b) “Ad Hoc First Lien Group” has the meaning given to such term in the recitals.

(c) “Ad Hoc First Lien Group Advisors” means (i) Gibson, Dunn & Crutcher LLP, as legal counsel to the Ad Hoc First Lien Group; (ii) Evercore Group L.L.C., as financial advisor to the Ad Hoc First Lien Group; (iii) Berkeley Research Group, LLC, as financial advisor to the Ad Hoc First Lien Group; (iv) Pachulski Stang Ziehl & Jones LLP, as Delaware counsel to the Ad Hoc First Lien Group; and (v) any other advisors retained by the Ad Hoc First Lien Group with the consent of the Company (such consent not to be unreasonably withheld, conditioned, or delayed).

(d) “Business Day” means any day, other than a Saturday, a Sunday, or any other day on which banking institutions in New York, New York are required or authorized to close by law or executive order.

(e) “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code, as against any Debtor.

(f) “Confirmation Order” means the order of the Bankruptcy Court confirming the Acceptable Plan in the Chapter 11 Cases, which order shall be consistent in all respects with this Agreement and the Restructuring Term Sheet and subject to the consent rights set forth in Section 6.

(g) “Consenting Claims” means all Claims on account of Indebtedness against a Company Party held by Consenting Creditors from time to time.

(h) “Consenting Creditors” has the meaning given to such term in the preamble.

(i) “Definitive Documents” means (i) this Agreement (including the Restructuring Term Sheet), (ii) the Acceptable Plan and the Plan Supplement, (iii) the Disclosure Statement and the Solicitation Materials, (iv) the Disclosure Statement Order and the Confirmation Order, (v) the DIP Motion, (vi) the DIP Credit Agreement, (vii) the DIP Orders, (viii) to the extent applicable, the Sale Documents; (ix) the Exit Facility Documents, and (x) such other agreements and documentation reasonably desired or necessary to consummate and document the transactions contemplated by this Agreement, the Restructuring Term Sheet, and the Acceptable Plan, in each case, including any amendments, modifications, and supplements thereto and any related notes, certificates, agreements, documents, instruments, and orders (as applicable), which shall be subject to the consent rights set forth in Section 6.

(j) “DIP Credit Agreement” means the credit agreement evidencing the DIP Facility.

(k) “DIP Facility” means the delayed-draw superpriority debtor-in-possession term loan facility to be provided to the Company consistent with the terms set forth in the Restructuring Term Sheet and in accordance with the terms and conditions of the DIP Credit Agreement and the DIP Orders.

(l) “DIP Motion” means the motion seeking approval by the Bankruptcy Court of the DIP Facility and the DIP Orders, including any declarations and exhibits submitted in support thereof.

(m) “DIP Orders” means the interim order (the “Interim DIP Order”) and final order (the “Final DIP Order”) of the Bankruptcy Court approving the DIP Credit Agreement and granting the other relief sought in the DIP Motion.

(n) “Disclosure Statement” means the disclosure statement in respect of the Acceptable Plan, including all exhibits and schedules thereto, as amended, modified, or supplemented from time to time, and approved by the Bankruptcy Court pursuant to sections 1125 and 1126 of the Bankruptcy Code.

(o) “Disclosure Statement Order” means the order of the Bankruptcy Court approving the Disclosure Statement and the Solicitation Materials.

(p) “Effective Date” means the date upon which all conditions to the effectiveness of the Restructuring have been satisfied or waived in accordance with the terms of the applicable Definitive Documents; provided that to the extent the Restructuring is implemented through an Acceptable Plan it shall be the date the Acceptable Plan becomes effective.

(q) “Employee Retention Plan” has the meaning ascribed to it in the Restructuring Term Sheet.

(r) “Exit Facility” has the meaning ascribed to it in the Restructuring Term Sheet.

(s) “Exit Facility Documents” means any documentation related to or executed in connection with the Exit Facility, or any other new financing, and all other agreements, documents, and instruments delivered or entered into in connection with the Exit Facility, including any guarantee agreements, pledge and collateral agreements, intercreditor agreements, subordination agreements, fee letters, and other security documents.

(t) “First Day Orders” means the orders of the Bankruptcy Court granting the relief sought in the First Day Pleadings.

(u) “First Day Pleadings” means the pleadings, motions, and forms of order that the Company files contemporaneously with, or in connection with, the commencement of the Chapter 11 Cases.

(v) “Indebtedness” means the Secured Loans and/or the Senior Notes, as applicable.

(w) “Interest” means any equity security (as defined in section 101(16) of the Bankruptcy Code) of a Company Party, including all shares, common stock, preferred stock, or other instrument evidencing any fixed or contingent ownership interest in any Company Party, including any option, warrant, or other right, contractual or otherwise, to acquire any such interest in a Company Party, whether or not transferable and whether fully vested or vesting in the future, that existed immediately before the Effective Date.

(x) “Material Adverse Effect” means any event, change, condition, occurrence or effect that has individually or in the aggregate (a) resulted in, or would be reasonably likely to result in, a material adverse effect on the business, properties, financial condition or results of operations of the Company’s business, taken as a whole, or (b) prevented, materially delayed or materially impeded the performance by the Company of its obligations under this Agreement or the consummation of the transactions contemplated hereby, other than, in the case of clause (a), any event, change, condition, occurrence or effect to the extent arising out of, attributable to or resulting from, alone or in combination, any of the following (none of which, to the applicable extent, will constitute or be considered in determining whether there has been, a Material Adverse Effect): (i) general changes or developments in the industries in which the business operates, (ii) changes in general economic, financial market or geopolitical conditions or political conditions, (iii) natural or man-made disasters, calamities, major hostilities, outbreak or escalation of war or any act of terrorism or sabotage, (iv) any global or national health concern, epidemic, disease outbreak, pandemic (including COVID-19) or any law issued by a governmental body requiring business closures, quarantine or “sheltering-in-place” or similar restrictions that arise out of such health concern, epidemic, disease outbreak or pandemic or any change in such law, (v) following the date of this Agreement, changes in any applicable laws or GAAP or in the administrative or judicial enforcement or interpretation thereof, (vi) the announcement or other publicity or pendency of the transactions contemplated by this Agreement (it being understood that the exception in this clause (vi) will not apply with respect to the representations and warranties in Section 7 intended to address the consequences of the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby), (vii) the filing or continuation of the Chapter 11 Cases and any orders of, or action or omission approved by, the Bankruptcy Court (or any other governmental authority of competent jurisdiction in connection with any such action), (viii) customary occurrences as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code, (ix) a decline in the trading price or trading volume of any securities issued by the Company or any change in the ratings or ratings outlook for the Company (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect), (x) the failure to meet any projections, guidance, budgets, forecasts or estimates with respect to the Company (provided that the underlying causes thereof, to the extent not otherwise excluded by this definition, may be deemed to contribute to a Material Adverse Effect), or (xi) any action taken by the Company at the request of the Consenting Creditors, or the failure by the Company to take any action that the Company is prohibited from taking under this Agreement to the extent the Consenting Creditors fail to give their consent to the Company taking such action; provided that any event, change, condition, occurrence or effect set forth in clauses (i), (ii), (iii), (iv) or (vi) may be taken into account in determining whether there has been or is a Material Adverse Effect to the extent any such event, change, condition, occurrence or effect has a material and disproportionate adverse impact on the business, taken as a whole, relative to the other participants in the industries and markets in which the business operates.

(y) “New Governance Documents” means any corporate governance documents for the Reorganized Debtors, including any new or amended charter, bylaw, shareholders’ agreement, operating agreement, or other organizational or formation documents necessary to implement the Restructuring, as applicable.

(z) “Outside Date” means June 23, 2024, subject to (i) the Regulatory Extension and (ii) agreement on the Sale Milestones, in each case as set forth in the Restructuring Term Sheet.

(aa) “Plan Supplement” means any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan filed by the Company with the Bankruptcy Court.

(bb) “Qualified Marketmaker” means an entity that (i) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company (including debt securities or other debt) or enter with customers into long and short positions in claims against the Company, in its capacity as a dealer or marketmaker in claims against the Company and (ii) is, in fact, regularly in the business of making a market in claims, interests or securities of or against issuers or borrowers (including debt securities or other debt).

(cc) “Reorganized Debtors” has the meaning ascribed to it in the Restructuring Term Sheet.

(dd) “Requisite Consenting Creditors” means, as of the date of determination, Consenting Creditors holding at least 50.1% in aggregate principal amount of the Secured Loans held by all Consenting Creditors; provided that, with respect to a matter subject to the Side-Car Lender Consent Right, the foregoing calculation shall exclude from both the numerator and the denominator all of the Secured Loans of any Consenting Creditor that is a Side-Car Lender.

(ee) “Requisite Consenting Side-Car Lenders” means, as of the date of determination, Consenting Creditors holding at least 50.1% in aggregate principal amount of the Side-Car Term Loans held by all Consenting Creditors; provided that, if at any time there are two or more Side-Car Lenders party hereto that are not affiliates of one another, Requisite Consenting Side-Car Lenders shall include at least two Consenting Creditors that are not affiliates of one another.

(ff) “Sale Documents” means any agreements, documents, motions, orders, and any modifications, amendments, supplements, schedules, or exhibits thereto executed in connection with any sale, or series of sales, implementing the Restructuring, including a WholeCo Sale Transaction or a Discrete Asset Sale (in each case as defined in the Restructuring Term Sheet), and subject to the consent rights set forth in Section 6.

(gg) “Securities Act” means the Securities Act of 1933, as amended, and any rules and regulations promulgated thereby.

(hh) “Side-Car Lender Consent Right” means the right of the Requisite Consenting Side-Car Lenders to consent to or approve any Definitive Document (including any amendment, supplement or other modification thereto) or any waiver, change, modification or amendment to this Agreement, solely to the extent of (i) any modification or effect on the Side-Car Resolution, the treatment of the Applicable Premium as set forth in the Restructuring Term Sheet, or the release provisions related to any Side-Car Lender, solely in its capacity as such, set forth in this Agreement, the Acceptable Plan or Confirmation Order or (ii) any disproportionate adverse effect or other material and adverse impact on any right (economic or otherwise), obligation or term in favor of or relating to any Side-Car Lender, solely in its capacity as such, pursuant to or identified in this Agreement (including the Restructuring Term Sheet) or any other Definitive Document as compared to any other Consenting Creditor.

(ii) “Side-Car Lender Termination Event” means (i) any Definitive Document is filed, executed or otherwise finalized or any provision of this Agreement is waived, changed, modified or amended in a manner that does not comply with the Side-Car Lender Consent Right or (ii) any waiver, change, modification or amendment to the Side-Car Lender Consent Right without the consent of the Requisite Consenting Side-Car Lenders.

(jj) “Solicitation” means the solicitation of votes to accept or reject the Plan.

(kk) “Solicitation Materials” means any materials used in connection with the solicitation of votes on the Acceptable Plan, including the Disclosure Statement, and any procedures established by the Bankruptcy Court with respect to solicitation of votes on the Acceptable Plan.

(ll) “Support Effective Date” means the date on which (x) counterpart signature pages to this Agreement shall have been executed and delivered by (i) the Company and (ii) Consenting Creditors holding at least 66 2⁄3% in the aggregate outstanding principal of Secured Loans and (y) the Company has paid in full all reasonable fees and out-of-pocket and documented expenses of the Ad Hoc First Lien Group Advisors accrued through such date pursuant to invoices delivered to the Company before such date, unless otherwise agreed with the applicable Ad Hoc First Lien Group Advisor.

(mm) “Support Period” means the period commencing on the Support Effective Date and ending on the earlier of the (i) date on which this Agreement is terminated in accordance with Section 5 hereof and (ii) Effective Date.

(nn) “TRA Claims” means any and all claims arising under or in connection with the TRA (as defined in the Restructuring Term Sheet).

2. Bankruptcy Process.

(a) The Restructuring Term Sheet. The Restructuring Term Sheet is expressly incorporated herein and made a part of this Agreement. All references to this Agreement shall be deemed to include the Restructuring Term Sheet. Certain material terms and conditions of the Restructuring are set forth in the Restructuring Term Sheet, which is supplemented by the terms and conditions of this Agreement. In the event of any inconsistencies between the terms of this Agreement and the Restructuring Term Sheet, the Restructuring Term Sheet shall govern.

(b) Commencement of the Chapter 11 Cases. The Company hereby agrees that, as soon as reasonably practicable, but in no event later than three (3) days after the Support Effective Date, the Company shall file with the Bankruptcy Court voluntary petitions for relief under chapter 11 of the Bankruptcy Code and any and all other documents necessary to commence the Chapter 11 Cases (the date on which such filing occurs, the “Petition Date”).

3. Agreements of the Consenting Creditors.

(a) Voting; Support. Each Consenting Creditor, with respect to each of its respective Consenting Claims, severally and not jointly, covenants and agrees, during the Support Period, to:

(i) to the extent applicable (A) vote (and use commercially reasonably efforts to timely submit such vote in accordance with the applicable Solicitation Materials) any and all of its Claims, including its Consenting Claims held as of the applicable voting record date (in all cases, in accordance with the applicable Solicitation Materials) to accept the Acceptable Plan and (B) not change or withdraw such vote (or cause or direct such vote to be changed or withdrawn);

(ii) vote (and use commercially reasonably efforts to timely submit such vote in accordance with the applicable Solicitation Materials) any and all of its Claims, including its Consenting Claims held as of the applicable voting record date against any plan, plan proposal, restructuring proposal, offer of dissolution, assignment for the benefit of creditors, winding up, liquidation, sale or disposition, reorganization, merger, business combination, joint venture, debt or equity financing or re-financing, recapitalization or other restructuring of the Company (including, for the avoidance of doubt, a transaction premised on an asset sale under section 363 of the Bankruptcy Code) other than the Acceptable Plan (each, an “Alternative Restructuring”);

(iii) not directly or indirectly, through any person or entity (including the Administrative Agents, the Indenture Trustee, or any other administrative agent, collateral agent, or indenture trustee), seek, solicit, propose, support, assist, engage in negotiations in connection with or participate in the formulation, preparation, filing or prosecution of any Alternative Restructuring or object to, delay, impede, or take any other action that is inconsistent with, or that would reasonably be expected to prevent, interfere with, delay or impede the Chapter 11 Cases, the DIP Financing, the Solicitation, approval of the Disclosure Statement, confirmation or implementation of the Acceptable Plan, or consummation of the Restructuring;

(iv) agree to provide, and, if applicable, not opt out of, the releases of third-party claims pursuant to the Acceptable Plan and the Confirmation Order, to the extent set forth in the Restructuring Term Sheet;

(v) not direct either of the Administrative Agents, the Indenture Trustee or any other administrative agent, collateral agent or indenture trustee (as applicable) to take any action inconsistent with such Consenting Creditor’s obligations under this Agreement, and, if any applicable administrative agent, collateral agent or indenture trustee takes any action inconsistent with such Consenting Creditor’s obligations under this Agreement, such Consenting Creditor shall use commercially reasonable efforts to direct and cause such administrative agent, collateral agent, or indenture trustee to withdraw or reverse any such action and cease and refrain from taking any further related action; provided that no Consenting Creditor shall be required to provide any person or entity, with any indemnity or similar undertaking in connection with taking any such action or obligated to incur any out-of-pocket costs in discharging such obligation;

(vi) support and not object to the Solicitation or the Company’s efforts to obtain approval of the Disclosure Statement and confirmation and consummation of the Acceptable Plan and the Restructuring, including by using commercially reasonable efforts to assist the Company in obtaining any necessary federal, state, and local regulatory approvals required to obtain confirmation of, or consummate, the Plan;

(vii) not object to approval of the Company’s Employee Retention Plan to the extent consistent in all respects with this Agreement;

(viii) complete, enter into, and effectuate the agreed Definitive Documents contemplated herein in accordance with Section 6;

(ix) act in good faith with regard to the Restructuring consistent with this Agreement and the Restructuring Term Sheet; and

(x) to the extent any legal, regulatory, or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate with the other Consenting Creditors, the Company, and other parties in interest in good faith appropriate additional or alternative provisions to address any such impediment; provided that no Consenting Creditor is obligated under this provision to agree to any additional or alternative provisions that would negatively impact the recoveries and economic outcome for such Consenting Creditor on account of their Secured Loans and any DIP Claims or otherwise impact the material terms of the Agreement.

(b) Transfers. Each Consenting Creditor agrees that, during the Support Period, such Consenting Creditor shall not sell, transfer, loan, issue, pledge, hypothecate,2 assign or otherwise dispose of (each, a “Transfer”, provided that any pledge, lien, security interest, or other encumbrance in favor of a bank or broker dealer at which a Consenting Creditor maintains an account, where such bank or broker dealer holds a security interest in or other encumbrances over property in the account generally shall not be deemed a “Transfer” for any purposes hereunder), directly or indirectly, any of its Consenting Claims, and any purported Transfer shall be void and without effect unless the transferee thereof either:

(i) is a Consenting Creditor; or

(ii) prior to such Transfer, agrees in writing for the benefit of the Parties to become a Consenting Creditor for all purposes hereunder and to be bound by all of the terms of this Agreement applicable to Consenting Creditors (including with respect to any and all Claims against or Interests in the Company that it may already have prior to such Transfer) by executing a joinder agreement, a form of which is attached hereto as Exhibit B (a “Joinder Agreement”)

and, in each case (including, for the avoidance of doubt, Transfers under clauses (i) and (ii) above), both the transferor and the transferee deliver notice of such Transfer and an executed copy of such Joinder Agreement, as applicable, as promptly as practicable, but in any event no later than the earlier of two (2) Business Days after (1) with respect to the Secured Loans, execution of the trade agreement evidencing the proposed Transfer and (2) with respect to the Senior Notes, the closing of the trade effectuating the Transfer, to (A) Weil, Gotshal & Manges LLP (“Weil”), as counsel to the Company and (B) Gibson, Dunn & Crutcher LLP (“Gibson”), as counsel to the Ad Hoc First Lien Group (provided that the timely delivery of such notice of Transfer and executed Joinder Agreement, if applicable, by either the transferor or the transferee in accordance with the terms hereof shall be deemed effective for purposes of this Section 3(b); in which event (x) the transferee shall be deemed to be a Consenting Creditor hereunder and (y) the transferor shall be deemed to relinquish its rights (and be released from its obligations) under this Agreement to the extent of such transferred rights and obligations).

(c) Void Transfers. Each Consenting Creditor agrees that any Transfer of any Consenting Claim that does not comply with the terms and procedures set forth herein shall be deemed void ab initio, and each other Party shall have the right to enforce the voiding of such Transfer.

[2]

Provided that the prohibition with respect to pledges and hypothecations set forth in this Section 3(b) shall not apply with respect to any pledges or hypothecations that are granted as part of a collateralized loan obligation structure by any Consenting Creditor that is a collateralized loan obligation issuer or manager.

(d) Additional Claims or Interests. To the extent any Consenting Creditor (i) acquires additional Secured Loans or Senior Notes, (ii) holds or acquires any other Claims against the Company entitled to vote on the Acceptable Plan, or (iii) holds or acquires any Interests in the Company entitled to vote on the Acceptable Plan, then, in each case, each such Consenting Creditor shall promptly (but in no event later than two (2) Business Days following such acquisition or transaction) notify Weil and Gibson of such transaction in writing, and each such Consenting Creditor agrees with respect to (i) through (iii) above that such additional Claims or Interests shall be subject to this Agreement, and that, for the duration of the Support Period, it shall vote any such additional Claims or Interests entitled to vote on the Acceptable Plan in a manner consistent with Section 3(a) hereof and the Solicitation Materials.

(e) Obligations of Qualified Marketmaker.

(i) Notwithstanding anything to the contrary in this Agreement, a Consenting Creditor may Transfer Consenting Claims to an entity that is acting solely in its capacity as a Qualified Marketmaker without the requirement that such Qualified Marketmaker is or becomes an entity identified in Sections 3(b)(i) or 3(b)(ii) hereof (a “Permitted Transferee”); provided, that (i) any such Qualified Marketmaker may only subsequently Transfer the right, title or interest to such Consenting Claims to a transferee that is or becomes a Permitted Transferee at the time of such Transfer, (ii) subject to Section 3(e)(ii), such Qualified Marketmaker must subsequently Transfer the right, title or interest to such Consenting Claims within five (5) Business Days of (1) with respect to the Secured Loans, execution of the trade agreement evidencing the proposed Transfer and (2) with respect to the Senior Notes, the closing of the trade effectuating the Transfer, to a transferee described in Sections 3(b)(i) or 3(b)(ii) that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor of such Qualified Marketmaker, (iii) the trade agreement or other trade documentation between such Consenting Creditor and such Qualified Marketmaker shall contain a covenant providing for the requirement in the preceding clause (i), and (iv) both the transferor and the Qualified Marketmaker must deliver notice of such Transfer as promptly as practicable, but in any event no later than the earlier of two (2) Business Days after (1) with respect to the Secured Loans, execution of the trade agreement or other trade documentation evidencing the proposed Transfer and (2) with respect to the Senior Notes, the closing of the trade effectuating the Transfer, to (A) Weil and (B) Gibson (provided that the timely delivery of such notice of Transfer by either the transferor or the Qualified Marketmaker in accordance with the terms hereof shall be deemed effective for purposes of this Section 3(e)(i); provided, further, that notwithstanding anything to the contrary in this Agreement, to the extent that a Consenting Creditor, acting in its capacity as a Qualified Marketmaker, acquires any Claims from a holder of such Claims that is not a Consenting Creditor, such Qualified Marketmaker may Transfer such Claims without the requirement that the transferee be or become a Consenting Creditor).

(ii) If a Qualified Marketmaker fails to comply with its obligations in Section 3(e)(i) or otherwise does not Transfer the right, title or interest to such Consenting Claims within five (5) Business Days of (1) with respect to the Secured Loans, execution of the trade agreement evidencing the proposed Transfer and (2) with respect to the Senior Notes, the closing of the trade effectuating the Transfer, to a transferee described in

Sections 3(b)(i) or 3(b)(ii) that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor of such Qualified Marketmaker, such Qualified Marketmaker shall be deemed, without further action, to have acceded to this Agreement solely with respect to such Consenting Claims and shall be obligated to perform the obligations under this Agreement with respect to such Consenting Claims; provided that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be deemed to have acceded to this Agreement with respect to such Consenting Claims at such time that the Qualified Marketmaker Transfers such Consenting Claims in accordance with this Section 3(e).

(f) Forbearance. The Consenting Creditors agree to forbear during the Support Period from the exercise of (and to direct any agent or trustee to forebear from the exercise of) any and all rights and remedies in contravention of this Agreement, including under the Credit Agreements, the Indenture, any agreement contemplated thereby or executed in connection therewith, as applicable, and under applicable U.S. or foreign law or otherwise, in each case, with respect to any breaches, defaults, events of default or potential defaults by the Company or any other Loan Party (as defined in the Credit Agreements), whether at law, in equity, by agreement or otherwise, which are or become available to them in respect of the Secured Loans, the Indenture, or any other Claims. Additionally, during the Support Period, the Consenting Creditors agree not to support, join, or otherwise assist any person or entity in litigation against the Company Parties in connection with the Chapter 11 Cases, the Restructuring, the Secured Loans, the Senior Notes, or any other Claims. For the avoidance of doubt, the forbearance set forth in this Section 3(f) shall not constitute a waiver with respect to any default or event of default under either Credit Agreement or the Indenture and shall not bar any Consenting Creditor from filing a proof of claim or taking action to establish the amount of such Claim. Upon rightful termination of this Agreement, the agreement of the Consenting Creditors to forbear from exercising rights and remedies in accordance with this Section 3(f) shall immediately terminate without the requirement of any demand, presentment or protest of any kind, all of which the Company hereby waives.

(g) Additional Disclosures. Upon written request (including by electronic mail) to Gibson by Weil, to be made no more than once every 30 days, the Consenting Creditors shall cause Gibson to promptly identify, in writing, to Weil, the nature and amount of the “disclosable economic interest” (as that term is defined by Rule 2019 of the Federal Rules of Bankruptcy Procedure) held in relation to the Company by all Consenting Creditors represented by Gibson as of the date of such request.

(h) Additional Provision Regarding Consenting Creditor Commitments. Notwithstanding anything contained in this Agreement, nothing in this Agreement shall:

(i) affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Company, or any other party in interest in the Chapter 11 Cases (including any official committee or the United States Trustee)¸ in each case subject in all respects to any applicable confidentiality or non-disclosure agreement that has not been terminated in accordance with its terms and remains in effect at that time;

(ii) impair or waive the rights of any Consenting Creditor to assert or raise any objection permitted under, and not inconsistent with, this Agreement in connection with the Restructuring;

(iii) prevent any Consenting Creditor from enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any other Definitive Document (to the extent it has rights thereunder), or from contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, such documents;

(iv) limit any Consenting Creditor’s rights under any applicable indentures, credit agreements, or applicable law to appear and participate as a party in interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not inconsistent with the terms of this Agreement;

(v) prevent any Consenting Creditor from taking any customary perfection step or other action as is necessary to preserve or defend the validity or existence of its Claims and Interests in the Company (including the filing of proofs of claim);

(vi) require that any Consenting Creditor (a) give any notice, order, instruction, or direction to any administrative agent, collateral trustee or indenture trustee (as applicable) or other such agent or trustee if the Consenting Creditors are required to incur any out-of-pocket costs or liabilities or provide any indemnity in connection therewith, (b) be required to make any capital commitment without its express consent, or (c) incur, assume, or become liable for any non-immaterial financial or other non-immaterial liability or non-immaterial obligation; provided, in each case, that no Consenting Creditor shall be required to incur any out-of-pocket costs or incur, assume, or become liable for any financial or other liability, commitment, or obligation that is inconsistent with such Consenting Creditor’s organizational or constitutional documents;

(vii) with respect to the DIP Orders, (i) be construed to prohibit any Consenting Creditor, if applicable, from enforcing any right, remedy, condition, consent, or approval requirement under the DIP Orders or (ii) impair or waive the rights of any Consenting Creditor, if applicable, to assert or raise any objection arising under or in connection with the DIP Order; or

(viii) (a) prevent any Consenting Creditor from taking any action that is required by applicable law or (b) require any Consenting Creditor to take any action that is prohibited by applicable law or to waive or forego the benefit of any applicable legal privilege; provided that, if any Consenting Creditor proposes to take any action that is inconsistent with this Agreement in order to comply with applicable law, such Consenting Creditor shall use commercially reasonable efforts to provide at least five (5) Business Days’ advance notice to the Company to the extent the provision of such notice is legally permissible.

4. Agreements of the Company.

(a) Covenants. The Company agrees, during the Support Period, to do all things in furtherance of the Restructuring, including:

(i) (A) use commercially reasonable efforts to obtain any and all required regulatory approvals for the Restructuring set forth in the Acceptable Plan, if any; and (B) not take any action that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay or impede the Solicitation, approval of the Disclosure Statement, or confirmation and consummation of the Acceptable Plan and consummation of the Restructuring, in each case, to the extent consistent with, upon the advice of counsel, the fiduciary duties of the boards of directors, managers, members or partners, as applicable, of each Company Party;

(ii) negotiate the Definitive Documents in good faith and complete, enter into, and effectuate the agreed Definitive Documents (as applicable) in accordance with Section 6;

(iii) deliver draft copies of all material pleadings, motions, applications, First Day Pleadings, First Day Orders, and other substantive documents to be filed in the Chapter 11 Cases or related to the Restructuring (including the Acceptable Plan, the Disclosure Statement, the Solicitation Materials, a proposed Confirmation Order, and any proposed amendments, modifications, or other changes to any such document) to Gibson, at least three (3) calendar days prior to the date when the Company intends to file any such document (provided that if delivery of such document at least three (3) calendar days in advance is not reasonably practicable under the circumstances, such document shall be delivered as soon as reasonably practicable);

(iv) to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated in this Agreement or the Acceptable Plan, negotiate with the Consenting Creditors and other parties in interest in good faith appropriate additional or alternative provisions to address any such impediment;

(v) maintain its good standing under the laws of the state or other jurisdiction in which they are incorporated or organized;

(vi) as soon as reasonably practicable, but in no event later than two (2) Business Days following receipt thereof, notify the Ad Hoc First Lien Group Advisors in writing of any governmental or third party complaints, litigations, investigations, or hearings that could reasonably be expected to impair, impede, or delay the consummation of the Restructuring (or communications indicating that the same may be contemplated or threatened), in each case, to the extent legally permitted;

(vii) subject to professional responsibilities, timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases, or (D) modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization, as applicable;

(viii) not seek, solicit, or support any Alternative Restructuring, other than the Restructuring, or cause or allow any of their agents or representatives acting on their behalf to solicit any Alternative Restructuring, unless the board of directors of any Company Party determines, based on the advice of outside legal counsel and in good faith, that proceeding with the Restructuring would be inconsistent with the applicable fiduciary duties of such board of directors;

(ix) (A) operate the business of the Company and its direct and indirect subsidiaries in the ordinary course in a manner that is consistent with this Agreement, past practices, and in compliance with applicable law (taking into account the Restructuring and the pendency of the Chapter 11 Cases), and use commercially reasonable efforts to preserve intact the Company’s business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees and (B) subject to applicable non-disclosure agreements and the terms thereof, use commercially reasonable efforts to keep the Ad Hoc First Lien Group Advisors reasonably informed about the material operations of the Company and its direct and indirect subsidiaries;

(x) take such action as may be reasonably necessary or reasonably requested by the other Consenting Creditors to carry out the purposes and intent of this Agreement, including using commercially reasonable efforts to obtain all governmental, regulatory, licensing, or other approvals (including any necessary or appropriate third-party consents) necessary to consummate the Restructuring Transactions;

(xi) not engage in any merger, consolidation, material disposition, material acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside of the ordinary course of business other than the transactions contemplated in this Agreement and/or as permitted under the DIP Credit Agreement or by the Requisite Consenting Creditors;

(xii) use commercially reasonable efforts to subordinate the TRA Claims (which subordination may be sought pursuant to a motion or the Acceptable Plan);

(xiii) deliver to the Ad Hoc First Lien Group Advisors on a “professional eyes only” basis all IOIs (as defined in the Restructuring Term Sheet) received with respect to a WholeCo Sale Transaction or a Discrete Asset Sale within thirty-six (36) hours of receipt thereof;3

(xiv) not redeem or make or declare any dividends, distributions, or other payments on accounts of its Interests, or otherwise make any transfers or payments on accounts of its Interests other than as permitted under the DIP Credit Agreement or by the Requisite Consenting Creditors;

[3]

As set forth in the Restructuring Term Sheet, to the extent that a DIP Lender or Consenting Creditor requests receipt of any IOI actually received, the Debtors shall take all steps reasonably necessary to promptly negotiate and enter into a confidentiality agreement with the applicable DIP Lender or Consenting Creditor in respect of same.

(xv) not make any worthless stock deduction for any tax year ending on or prior to the Effective Date, to the extent such declaration of worthlessness or other transaction or event may impair or adversely affect any of the tax attributes of the Company Parties or any of their subsidiaries (including under section 108 or 382 of the Internal Revenue Code of 1986 (as amended));

(xvi) pay all reasonable and documented accrued and unpaid fees and out-of-pocket expenses of the Ad Hoc First Lien Group Advisors in accordance with Section 29;

(xvii) not amend any Company Party’s corporate organizational documents in a manner that is inconsistent with this Agreement or any Definitive Document;

(xviii) subject to any requirements of law or contractual obligations, and upon reasonable notice in advance, provide to the Ad Hoc First Lien Group Advisors, and shall direct its employees, officers, advisors, and other representatives to provide the Ad Hoc First Lien Group Advisors, (i) upon request, reasonable access during normal business hours to the Company’s (x) books and records and (y) management and advisors; (iii) upon request, reasonably timely updates regarding the Restructuring Transactions, including any material developments or any material conversations with parties in interest; (iv) upon request, reasonably timely updates regarding the status of obtaining any necessary or desirable authorizations (including any consents) from any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body, if any; and (v) reasonable responses to all reasonable diligence requests, in each case, for the purposes of evaluating the Company’s assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs or entry into any of the Restructuring Transactions; provided, that no such information shall be provided to the extent it could jeopardize any attorney-client privilege or other applicable privilege;

(xix) not enter into, terminate, or otherwise modify any material operational contracts, leases, or other arrangements, in each case other than in the ordinary course of business, without the prior written consent of the Requisite Consenting Creditors (such consent not to be unreasonably withheld);

(xx) not enter into any proposed settlement of any Claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination or investigation in excess of $3,000,000 without the prior written consent of the Requisite Consenting Creditors (such consent not to be unreasonably withheld);

(xxi) if the Company becomes aware that any party is asserting that it holds a Claim against a Company Party that is not subject to discharge pursuant to Bankruptcy Code section 1141(d)(6), promptly, but in no event later than two Business Days, notify the Ad Hoc First Lien Group Advisors of such assertion and provide the Ad Hoc First Lien Group Advisors with reasonably requested known and relevant facts in connection therewith;

(xxii) if the Company receives an unsolicited proposal or expression of interest with respect to an Alternative Restructuring, within thirty-six (36) hours of the receipt of such proposal or expression of interest, notify the Ad Hoc First Lien Group Advisors of the receipt thereof, with such notice to include the material terms thereof if the proposal was delivered to the Company orally, and, if a written proposal was delivered to the Company, a copy thereof; and

(xxiii) subject to professional responsibilities, actively oppose and object to the efforts of any person seeking to object to, impede, or take any other action to directly or indirectly interfere with the acceptance, implementation, or consummation of the Restructuring (including, if applicable, the filing of timely filed objections or written responses) including opposing and objecting to any motion, application, pleading, or proceeding filed by another party with the Bankruptcy Court or any other court challenging (or seeking standing to challenge) the amount, validity, enforceability, extent, perfection, or priority of, or seeking avoidance or subordination of, any Claim held by any Consenting Creditor against the Debtor or any liens or security interests securing such Claim.

5. Termination of Agreement.

(a) This Agreement shall terminate (i) automatically on the Effective Date, or (ii) three (3) Business Days following the delivery of notice, delivered in accordance with Section 24 hereof, from, as applicable, (x) the Requisite Consenting Creditors as applicable, at any time after and during the continuance of any Creditor Termination Event or (y) the Company at any time after and during the continuance of any Company Termination Event. Any Consenting Creditor that is a Side-Car Lender may terminate this Agreement as to itself only, upon delivery of notice, delivered in accordance with Section 23 hereof, from such Side-Car Lender, at any time after and during the continuance of a Side-Car Lender Termination Event. No Party may exercise any of its respective termination rights as set forth herein if (A) such Party is in breach of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), (B) such breach has caused, or resulted in, the occurrence of a Creditor Termination Event or Company Termination Event (as applicable), and (C) such breach is continuing when such Party seeks to exercise any of its respective termination rights. Each of the dates and time periods in this Section 5 may be extended by mutual agreement (which may be evidenced by e-mail confirmation, including from respective counsel) among the Company Parties and the Requisite Consenting Creditors.

(b) A “Creditor Termination Event” shall mean any of the following:

(i) the material breach by the Company of any of the undertakings, representations, warranties or covenants of the Company set forth herein in any material respect which remains uncured for a period of five (5) Business Days after the receipt of written notice of such breach in accordance with Section 24 hereof;

(ii) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of a material portion of the Restructuring Transactions or rendering illegal the Acceptable Plan or the Restructuring, and such ruling, judgment or order has not been stayed, reversed or vacated within ten (10) Business Days after such issuance;

(iii) in accordance with this Agreement, any Definitive Document filed by the Company, or modified or amended by the Company, includes terms that are inconsistent in any material respect with the Restructuring Term Sheet or are not otherwise acceptable to the Requisite Consenting Creditors in accordance with Section 6 of this Agreement, and such event remains unremedied for a period of five (5) Business Days following the Company Parties’ receipt of notice in accordance with Section 24 hereto (as applicable);

(iv) any Company Party (A) filing any chapter 11 plan other than the Acceptable Plan or (B) withdrawing the Acceptable Plan or its support for the Acceptable Plan (such consent not to be unreasonably withheld);

(v) any Company Party terminating its obligations under and in accordance with Section 5(c) of this Agreement;

(vi) if any Milestone (as defined in the Restructuring Term Sheet) fails to occur by the time and date set forth in the Restructuring Term Sheet, provided that any such time and date may be extended with the consent of the Requisite Consenting Creditors ;

(vii) the Bankruptcy Court enters an order that is not stayed (A) directing the appointment of an examiner with expanded powers or a trustee with authority to operate the Company’s business in the Chapter 11 Cases, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (C) dismissing the Chapter 11 Cases; or (D) modifying or terminating the Company’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

(viii) if (A) any of the DIP Orders are reversed, stayed, dismissed, vacated, reconsidered, modified, or amended without the consent of the Requisite Consenting Creditors or (B) a motion for reconsideration, reargument, or rehearing with respect to any such order has been filed and the Company fails to object timely to such motion;

(ix) if (A) the Confirmation Order is reversed, stayed, dismissed, vacated, reconsidered, modified, or amended without the consent of the Requisite Consenting Creditors or (B) a motion for reconsideration, reargument, or rehearing with respect to any such order has been filed and the Company fails to timely object to such motion;

(x) if any party asserts that it holds a Claim in excess of $3,000,000 against a Company Party that is not subject to discharge pursuant to Bankruptcy Code section 1141(d)(6) and such assertion is not resolved, or otherwise addressed, in a manner satisfactory to the Requisite Consenting Creditors in their reasonable discretion within thirty (30) calendar days of such assertion;

(xi) the occurrence of an Event of Default under the DIP Credit Agreement that has not been cured or waived in accordance with the DIP Credit Agreement;

(xii) entry of an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any party to proceed against any material asset having a fair market value of at least $500,000 or that would materially and adversely affect the Company’s ability to operate their businesses in the ordinary course;

(xiii) entry of an order (including any order confirming a chapter 11 plan) assuming or rejecting any material executory contract or unexpired lease that is not reasonably satisfactory to the Requisite Consenting Creditors;

(xiv) entry into any written agreement or stipulation the Company with any counterparty to any material unexpired lease or material executory contract with respect to any cure amount due in connection with the proposed or actual assumption of any such material unexpired lease or material executory contract under section 365 of the Bankruptcy Code or the entry of an order by the Bankruptcy Court determining any such cure amount, in each case, that is not satisfactory to the Requisite Consenting Creditors;

(xv) the Company fails to pay in full, in cash, when due all reasonable and documented fees, costs, and out-of-pocket expenses of the Ad Hoc First Lien Group Advisors in accordance with their respective engagement letters or fee letters with the Company;

(xvi) the Company files any motion, application, or adversary proceeding challenging, or an order of the Bankruptcy Court is entered sustaining a challenge with respect to, or granting any party standing to challenge, the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Indebtedness or asserts any other cause of action against the Consenting Creditors or with respect or relating to such Indebtedness, the Credit Agreements, or the Senior Notes or the prepetition liens securing the Secured Loans or challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of, any portion of the Indebtedness or asserting any other cause of action against the Consenting Creditors or with respect or relating to such Indebtedness or the prepetition liens securing the Secured Loans;

(xvii) if as of the Outside Date, the Effective Date shall not have occurred; or

(xviii) a Material Adverse Effect shall have occurred.

(c) A “Company Termination Event” shall mean any of the following:

(i) the breach by one or more of the Consenting Creditors of any of the undertakings, representations, warranties or covenants of the applicable Consenting Creditors set forth herein in any material respect which breach has not been cured (if curable) within five (5) Business Days after the receipt of written notice of such breach pursuant to Sections 5(a) and 24 hereof (as applicable); but only if the remaining non-breaching Consenting Creditors do not hold at 66 2/3% of the aggregate principal amount of Secured Loans outstanding;

(ii) the board of directors, managers, members or partners (or comparable governing body), as applicable, of any Company Party reasonably determines in good faith based upon the advice of outside counsel that continued performance under this Agreement or pursuit of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties under applicable law; provided that the Company provides notice of such determination to the Consenting Creditors within twenty-four (24) hours thereof;

(iii) if, as of the Petition Date, the Support Effective Date shall not have occurred;

(iv) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment or order enjoining the consummation of a material portion of the Restructuring Transactions or rendering illegal the Acceptable Plan or the Restructuring, and such ruling, judgment or order has not been stayed, reversed or vacated within ten (10) Business Days after such issuance; or

(v) the Bankruptcy Court enters an order that is not stayed (A) directing the appointment of a trustee with authority to operate the Company’s business in the Chapter 11 Cases, (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases.

(d) Mutual Termination; Automatic Termination.

(i) This Agreement may be terminated as to all Parties by the mutual, written agreement of the Company and the Requisite Consenting Creditors.

(ii) This Agreement shall automatically terminate (A) as to any Consenting Creditor, upon its transfer of all (but not less than all) of its Consenting Claims in accordance with Section 3(b) (provided that this Agreement shall (x) terminate only with respect to such Consenting Creditor on the date on which such Consenting Creditor has effected such transfer, satisfied the requirements of Section 3(b) and provided the written notice required and (y) shall remain in effect as to other Consenting Creditors) or (B) on the Effective Date; provided that any such termination under foregoing (A) or (B), shall be subject in all respects to Section 14 hereof.

(e) Effect of Termination. Subject to the proviso contained in Section 5(a) hereof, upon the termination of this Agreement in accordance with this Section 5, and except as provided in Section 14 hereof, this Agreement shall forthwith become void and of no further force or effect and each Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings and agreements under or related to this Agreement and shall have all the rights and remedies that it would have had and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including all rights and remedies available to it under applicable law; provided, that in no event shall any such termination relieve a Party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

(f) Revocation of Vote. Upon a termination of this Agreement, each Consenting Creditor may, upon written notice to the Company and the other Parties, revoke its vote or any consents given prior to such termination, whereupon any such vote or consent shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring and this Agreement. If this Agreement has been terminated as to any Consenting Creditor in accordance with Section 5 hereof at a time when permission of the Bankruptcy Court shall be required for a change or withdrawal (or cause to change or withdraw) of its vote to accept the Acceptable Plan, the Company shall consent to and not oppose any attempt by such Consenting Creditor to change or withdraw (or cause to change or withdraw) such vote at such time.

(g) Automatic Stay. The Company acknowledges that the giving of notice of termination by any Party pursuant to this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code; provided that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of termination was not proper under the terms of this Agreement.

6. Definitive Documents; Good Faith Cooperation.

(a) Upon completion or execution, each of the Definitive Documents shall contain terms, conditions, representations, warranties, and covenants materially consistent with the terms of this Agreement, including the Term Sheet. Each of the Definitive Documents shall be in form and substance reasonably acceptable to the Company and the Requisite Consenting Creditors; provided that (i) the Exit Financing Documents, (ii) the DIP Motion, (iii) the DIP Credit Agreement, and (iv) the DIP Orders, shall be in form and substance acceptable to the Requisite Consenting Creditors and reasonably acceptable to the Company; provided, further, that solely to the extent that the Side-Car Lender Consent Right applies to a matter within a Definitive Document, the consent of the Debtors, the Requisite Consenting Creditors, and the Requisite Consenting Side-Car Lenders shall be required with respect to such matter.

(b) The New Governance Documents shall be acceptable to the Requisite Consenting Creditors.

(c) The Parties agree, consistent with clause (a) of this Section 6, to negotiate in good faith the Definitive Documents that are subject to negotiation and completion on the Support Effective Date and that, notwithstanding anything herein to the contrary, the Definitive Documents, including any motions or orders related thereto, shall not be inconsistent with this Agreement and otherwise subject to the applicable consent rights of the Parties set forth herein.

7. Representations and Warranties.

(a) Each Party, severally (and not jointly), represents and warrants to the other Parties that the following statements are true and correct as of the date hereof (or such later date that such Party first becomes bound by this Agreement), and solely with respect to the Company, subject to any limitations or approvals arising from or required by the commencement of the Chapter 11 Cases:

(i) such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite corporate, partnership, limited liability company or similar authority to enter into this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, limited liability company, partnership or other similar action on its part;

(ii) the execution, delivery, or performance by such Party of this Agreement does not and will not (A) violate any material provision of law, rule, or regulation applicable to it or its charter, constitution or bylaws (or other similar governing documents), or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party (provided that with respect to the Company Parties, it is understood that commencing the Chapter 11 Cases may result in a breach of or constituted a default under such obligations);

(iii) this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court; and

(iv) it has (A) sufficient knowledge and experience to evaluate properly the terms and conditions of this Agreement and the Restructuring and (B) it has made its own analysis and decision to enter into this Agreement.

(b) Each Company Party represents and warrants to the Consenting Creditors that as of the date hereof:

(i) the execution, delivery and performance by such Company Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action, with or by, any federal, state or governmental authority or regulatory body, except such filings as may be necessary or required (x) in connection with the Chapter 11 Cases (including filings necessary and/or required by the U.S. Securities and Exchange Commission (the “SEC”), the New York Stock Exchange, or other securities regulatory authorities under applicable securities laws) and/or (y) for disclosure to any applicable regulatory body whose approval or consent is determined by the Company to be necessary to consummate the Restructuring Transactions;

(ii) such Company Party has not entered into any material agreement, arrangement, or undertaking (including with any individual creditor, equity holder, stakeholder, or third party) that is materially inconsistent with the terms of this Agreement or constitutes an Alternative Proposal, in each case, that has not been disclosed to Gibson; and

(iii) to the best of such Company Party’s knowledge, no order has been made, petition presented, or resolution passed for the winding up of or appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, examiner, or other similar officer in respect of them or any of their respective assets, and no analogous procedure has been commenced in any jurisdiction.

(c) Each Consenting Creditor severally (and not jointly) represents and warrants to the Company that, as of the date hereof (or as of the date such Consenting Creditor becomes a party hereto):

(i) such Consenting Creditor (A) is or, after taking into account the settlement of any pending assignments or trades of Secured Loans (pursuant to the applicable credit documents) and/or Senior Notes to which such Consenting Creditor is a party as of the date of this representation, will be the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) the aggregate outstanding principal amount of Secured Loans and/or Senior Notes set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Consenting Creditor that becomes a party hereto after the date hereof), as the case may be, or (B) has or, after taking into account the settlement of any pending assignments or trades of Secured Loans (pursuant to the applicable credit documents) and/or Senior Notes to which such Consenting Creditor is a party as of the date of this representation, will have with respect to the beneficial owner(s) of such Secured Loans and/or Senior Notes (as may be set forth on a schedule to such Consenting Creditor’s signature page), (x) sole investment or voting discretion (including any such discretion delegated to its investment advisor) with respect to such Secured Loans and/or Senior Notes, (y) full power and authority to vote on and consent to matters concerning such Secured Loans and/or Senior Notes, and to exchange, assign, and transfer such Secured Loans and/or Senior Notes, and (z) full power and authority to bind or act on the behalf of, such beneficial owner(s);

(ii) other than pursuant to this Agreement, such Secured Loans and/or Senior Notes are free and clear of any pledge, lien, security interest, charge, claim, option, proxy, voting restriction, right of first refusal, or other limitation on disposition or encumbrance of any kind, that would prevent in any way such Consenting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; provided that notwithstanding anything to the contrary herein, the Consenting Creditors that are entering into this Agreement by an undersigned investment manager and/or investment advisor shall not be deemed to have breached this Agreement as a result of any swap, borrowing, hypothecation or re-hypothecation of the Secured Loans and/or Senior Notes (each, a “Lending Arrangement”); provided, further, that each of the undersigned investment managers and/or investment advisors shall use commercially reasonable best efforts to ensure the Consenting Creditors holding Secured Loans and/or Senior Notes subject to a Lending Arrangement comply with the terms of this Agreement and shall promptly notify the Company in the event that they become aware that such Consenting Creditor has not complied with the terms of this Agreement;

(iii) such Consenting Creditor is not the beneficial owner of (or investment manager, advisor, or subadvisor to one or more beneficial owners of) any other Secured Loans and/or Senior Notes that are not set forth on its signature page hereto (or on its signature page of a Joinder Agreement for any Consenting Creditor that becomes a party hereto after the date hereof);

(iv) except as expressly provided by this Agreement, such Consenting Creditor is not party to any restructuring or similar agreements or arrangements relating to the Company Parties or any Claims against the Company Parties that have not been disclosed to Weil; and

(v) (x) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act), or (C) for a holder located outside of the U.S. (within the meaning of Regulation S under the Securities Act), a non-U.S. person under Regulation S under the Securities Act and, in each case, knowledgeable and experienced in financial and business matters that such Consenting Creditor is capable of evaluating the merits and risks of the securities to be acquired by it (if any) pursuant to the Restructuring and understands and is able to bear any economic risk of such investment, and (y) any securities of the Company Parties acquired by the Consenting Creditor in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

8. Disclosure; Publicity.

The Company shall deliver to Gibson drafts of any press releases that constitute disclosure of the existence or terms of the Restructuring, this Agreement, or any amendment to the terms of the Restructuring or this Agreement to the general public at least forty-eight (48) hours prior to making any such disclosure or, if such delivery forty-eight (48) hours prior to disclosure is not possible, as soon as reasonably practicable prior to disclosure, and the Company shall consider in good-faith any comments from the Ad Hoc First Lien Group Advisors. Except as required by applicable law or otherwise permitted under the terms of any other agreement between the Company and any Consenting Creditor, no Party or its advisors shall disclose to any person or entity (including, for the avoidance of doubt, any other Party), other than advisors to the Company or the Ad Hoc First Lien Group, the identity of, or the principal amount or percentage of any Indebtedness held, by a Consenting Creditor, in each case, without such Consenting Creditor’s consent; provided that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall afford the relevant Consenting Creditor a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of Secured Loans or Senior Notes, as applicable, held by all Consenting Creditors, collectively. Except as required by applicable law or by request of the SEC, any public filing of this Agreement, with the Bankruptcy Court or otherwise, and any version of this Agreement shared with Consenting Creditor generally, shall omit the signature pages of Consenting Creditors, and the identity and holdings of each individual Consenting Creditor as set forth on such Consenting Creditor’s signature page hereto (provided that the holdings on such signature page(s) may be filed in unredacted form with the Bankruptcy Court under seal if so requested by the Bankruptcy Court).

9. Amendments and Waivers.

(a) Other than as set forth in Section 9(b), this Agreement, including any exhibits hereto, may not be modified, amended or supplemented or the performance of any obligation thereunder waived except with the written consent of the Company and the Requisite Consenting Creditors;

(b) Notwithstanding Section 9(a):

(i) any waiver, modification, amendment, or supplement to this Section 9 shall require the written consent of all of the Parties;

(ii) any waiver, modification, amendment, or supplement to this Agreement that is subject to the Side-Car Lender Consent Right shall require the written consent of the Company, the Requisite Consenting Creditors, and the Requisite Consenting Side-Car Lenders; and

(iii) any change, modification or amendment to this Agreement or the Acceptable Plan that treats or affects the Secured Loans of any Consenting Creditor in a manner that is materially and adversely disproportionate, on an economic basis, to the manner in which any of the Secured Loans of the other Consenting Creditors are treated (after taking into account each of the Consenting Creditors’ respective Claims and the recoveries contemplated by the Acceptable Plan (as set forth in the Restructuring Term Sheet annexed hereto)) shall require the written consent of such adversely affected Consenting Creditor; and

(c) In the event an adversely disproportionately affected Consenting Creditor (“Non-Consenting Creditor”) does not consent to a waiver, change, modification or amendment to this Agreement requiring the consent of such Non-Consenting Creditor, but such waiver, change, modification or amendment receives the consent of Consenting Creditors owning at least 66 2⁄3% of the aggregate principal amount of outstanding Indebtedness, such waiver, change, modification or amendment shall not be effective as to such Non- Consenting Creditor, but shall be in full force and effect as to all other Consenting Creditors, and this Agreement shall be deemed to have been terminated only as to such Non-Consenting Creditor.

10. Effectiveness.

This Agreement shall become effective and binding upon each Party on the Support Effective Date.

11. GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a) This agreement is to be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the chosen state, without giving effect to its conflict of laws principles.

(b) Each of the Parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or the Restructuring Transactions brought by any party or its successors or assigns shall be brought and determined in any federal or state court in the Borough of Manhattan in the City of New York (“NY Courts”) and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring Transactions. Each of the Parties agrees not to commence any proceeding relating hereto or thereto except in the NY Courts other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any NY Courts. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring Transactions, (i) that it is not personally subject to the jurisdiction of the NY Courts for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the proceeding in any such court is brought in an inconvenient forum, (B) the venue of such proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding the foregoing, during the pendency of the Chapter 11 Cases, all proceedings contemplated by this Section 11(b) shall be brought in the Bankruptcy Court and each Party irrevocably and unconditionally consents to the jurisdiction and venue of the Bankruptcy Court to hear and determine such matters during the pendency of the Chapter 11 Cases.

(c) EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

12. Specific Performance/Remedies.

It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (including attorneys’ fees and costs) as a remedy of any such breach, without the necessity of proving the inadequacy of money damages as a remedy, including an order of the Bankruptcy Court requiring any Party to comply promptly with any of its obligations hereunder. Each Party also agrees that it will not seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief. All rights, powers, and remedies provided under this Agreement or otherwise available at law or in equity will be cumulative and not alternative, and the exercise of any right, power, or remedy by any Party will not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other person or entity.

13. Survival.

Notwithstanding the termination of this Agreement pursuant to Section 5 hereof, the agreements and obligations of the Parties in this Section 13, Sections 5(e), 5(f), 5(g), 8, 11-12, 15-28 hereof (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

14. Headings.

The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

15. Successors and Assigns; Severability; Several Obligations.

This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators and representatives; provided that, during the Support Period, nothing contained in this Section 16 shall be deemed to permit Transfers of Consenting Claims other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any person or entity or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision hereof and this Agreement shall continue in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

16. Several, Not Joint, Obligations.

The agreements, representations, and obligations of the Consenting Creditors under this Agreement are, in all respects, several and not joint.

17. Accession.

After the Support Effective Date additional holders of Secured Loans (which holders may also hold Senior Notes) may become Consenting Creditors by executing a Joinder Agreement and delivering such executed Joinder Agreement to Weil and Gibson in accordance with Section 24.

18. Relationship Among Parties.

Notwithstanding anything herein to the contrary, (a) the duties and obligations of the Parties under this Agreement shall be several, not joint and several; (b) no Party shall have any responsibility by virtue of this Agreement for any trading by any other entity; (c) no prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement; (d) none of the Consenting Creditors shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, the Company Parties or any of the Company Parties’ other lenders or stakeholders, including as a result of this Agreement or the transactions contemplated herein or in any exhibit hereto; and (e) no action taken by any Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Parties that the Parties are in any way acting in concert or as a “group.”

19. No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third-party beneficiary hereof.

20. Prior Negotiations; Entire Agreement.

This Agreement, including the Restructuring Term Sheet and the other exhibits hereto, constitutes the entire agreement of the Parties, and supersedes all other prior negotiations, with respect to the subject matter hereof and thereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Company and each Consenting Creditor shall continue in full force and effect solely with respect to any then-continuing obligations thereunder.

21. Reservation of Rights.

(a) Except as expressly provided in this Agreement or the Restructuring Term Sheet, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict the ability of any Party to protect and preserve its rights, remedies and interests, including its claims against any of the other Parties.

(b) Without limiting clause (a) of this Section 22 in any way, if this Agreement is terminated for any reason, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses. This Agreement, the Acceptable Plan, and any related document shall in no event be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

22. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement. Execution copies of this Agreement may be delivered by electronic mail or otherwise, which shall be deemed to be an original for the purposes of this paragraph.

23. Notices.

All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses:

(1) If to the Company, to:

Cano Health, Inc. 9725 NW 117th Avenue Suite 200 Miami, FL 33178
Attention	Mark Kent (mark.kent@canohealth.com) David Armstrong, Esq. (david.armstrong@canohealth.com)

With a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:	Gary T. Holtzer, Esq. (gary.holtzer@weil.com) Jessica Liou, Esq. (jessica.liou@weil.com) Matthew Goren, Esq. (matthew.goren@weil.com)

(2) If to the Consenting Creditors or the DIP Lenders, to the addresses or electronic mail addresses set forth below the Consenting Creditor’s signature, with a copy to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention:	Scott J. Greenberg, Esq. (sgreenberg@gibsondunn.com) Michael J. Cohen, Esq. (mcohen@gibsondunn.com) Christina M. Brown, Esq. (christina.brown@gibsondunn.com) CanoRSA@gibsondunn.com

Any notice given by delivery, mail or courier shall be effective when received. Any notice given by electronic mail shall be effective upon oral, machine or electronic mail (as applicable) confirmation of transmission.

24. No Solicitation; Representation by Counsel; Adequate Information.

(a) This Agreement is not and shall not be deemed to be a solicitation of an offer to buy securities or for votes in favor of the Acceptable Plan in the Chapter 11 Cases from the Consenting Creditors. The acceptances of the Consenting Creditors with respect to the Acceptable Plan will not be solicited until such Consenting Creditors have received the Disclosure Statement and related ballots and solicitation materials (each as approved by the Bankruptcy Court).

(b) Each Party acknowledges that that it, or its advisors, has had an opportunity to receive information from the other Parties and that it has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.

(c) None of the Parties intend that this Agreement should constitute, and each believes that it does not constitute, an offering of securities, and each of the Parties understands, acknowledges and agrees that if any securities are later acquired pursuant to the Restructuring and are not acquired pursuant to section 1145 of the Bankruptcy Code, such securities would need to be registered under the Securities Act unless they could be offered and sold pursuant to an exemption from registration contained in the Securities Act, including by being based in part on the Consenting Creditors’ representations contained in this Agreement. Any such securities that are not registered cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

25. No Waiver of Participation and Preservation of Rights.

(a) Except as expressly provided herein and subject to the transactions contemplated hereby, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses or any waiver of any rights such Party may have under any subordination or intercreditor agreement, and the Parties expressly reserve any and all of their respective rights, remedies, claims, and defenses.

26. Fiduciary Duties.

(a) Notwithstanding anything to the contrary herein, except as required under applicable law, nothing in this Agreement shall create any additional fiduciary obligations on the part of the Parties, or any members, partners, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents or other representatives of the same or their respective affiliated entities, in such person’s capacity as a member, partner, manager, managing member, officer, director, employee, advisor, principal, attorney, professional, accountant, investment banker, consultant, agent or other representative of such Party or its affiliated entities, that such entities did not have prior to the execution of this Agreement. Nothing in this Agreement shall (i) impair or waive the rights of the Parties to assert or raise any objection permitted under this Agreement in connection with the Restructuring or (ii) prevent the Parties from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

(b) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party (including any special committee of such governing body, as applicable), upon advice of counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take any such action would be inconsistent with applicable law or its fiduciary obligations under applicable law, and any such action or inaction pursuant to this Section 26(b) shall not be deemed to constitute a breach of this Agreement.

27. No Admission.

Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms. This Agreement shall in no event be construed as, or deemed to be evidence of, an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims and defenses which it has asserted or could assert.

28. Fees and Expenses.

The Company shall reimburse all reasonable and documented fees and out-of-pocket expenses (including success or completion fees) of the Ad Hoc First Lien Group Advisors (regardless of whether such fees and expenses were incurred before or after the Petition Date and, in each case, in accordance with any applicable engagement letter or fee reimbursement letter with the Company, which agreements shall not be terminated by the Company before the termination of this Agreement) within five (5) Business Days of the delivery to the Company of any invoice in respect thereto subject in all respects to any order of the Bankruptcy Court governing the payment of any such fees and expenses; provided that to the extent that the Company terminates this Agreement under Section 5(c), the Company’s reimbursement obligations under this Section 29 shall survive with respect to any and all such fees and expenses incurred on or prior to the date of such termination (subject to the Company’s right to dispute the reasonableness of any such fees and expenses in accordance with this Agreement).

29. Other Support Agreements.

During the Support Period, no Company Party shall enter into any other restructuring support agreements related to a partial or total restructuring of the Company without the prior written consent of the Requisite Consenting Creditors in their sole and absolute discretion.

30. Action by the Requisite Consenting Creditors.

Each Consenting Creditor agrees and acknowledges that any action, approval, direction, consent or waiver taken, provided or approved by the Requisite Consenting Creditors under this Agreement and all Exhibits hereto shall be deemed to constitute the action, approval, direction, consent or waiver of, or by, each Consenting Creditor, whether or not such Consenting Creditor has assented to such action, approval, direction, consent or waiver. In furtherance of the foregoing, subject to the consent rights set forth in Section 9, each Consenting Creditor agrees to take any action or inaction as may be reasonably requested in respect of the Restructuring by (i) the Company Parties and consented to by the Requisite Consenting Creditors, or (ii) the Requisite Consenting Creditors, in each case in order to effectuate any action, approval, direction, consent or waiver taken, provided or approved by the Requisite Consenting Creditors.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

Company Signature Page to

the Restructuring Support Agreement

CANO HEALTH, INC.,
on its own behalf and on behalf of its direct and indirect subsidiaries

By:	/s/ Mark D. Kent
Name: Mark D. Kent
Title: Chief Executive Officer

[COMPANY SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

Consenting Creditor Signature Page to

the Restructuring Support Agreement

[CONSENTING CREDITOR]

By:
Name:
Title:

Address:

E-mail address(es):

Claims	Principal Amount
CS Term Loans
CS Revolving Loans
Side-Car Term Loans
Senior Notes
Other (please describe)

[CONSENTING CREDITOR SIGNATURE PAGE TO RESTRUCTURING SUPPORT AGREEMENT]

EXHIBIT A

Restructuring Term Sheet

EXECUTION VERSION

CANO HEALTH, INC.

RESTRUCTURING TERM SHEET

February 4, 2024

This restructuring term sheet (this “Term Sheet”) presents the principal terms of a proposed financial restructuring (the “Restructuring”) of the existing capital structure of Cano Health, Inc. (“CHI”) and its direct and indirect subsidiaries identified below, in voluntary cases (the “Chapter 11 Cases”) commenced by the Debtors (as defined below) in the United Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code” and, the date upon which such Chapter 11 Cases are commenced, the “Petition Date”). This is the Term Sheet referred to in, and appended to, the Restructuring Support Agreement, dated as of February 4, 2024, by and among the Company (defined below) and the Consenting Creditors (as amended, amended and restated, supplemented, or otherwise modified from time to time, the “RSA”). Capitalized terms used but not otherwise defined herein will have the meanings ascribed to such terms in the RSA or Annex 1 hereto, as applicable.

THIS TERM SHEET DOES NOT CONSTITUTE (NOR WILL IT BE CONSTRUED AS) AN OFFER OR A SOLICITATION OF AN OFFER OR ANY OTHER SOLICITATION WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY CHAPTER 11 PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH AN OFFER, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY, AND/OR OTHER APPLICABLE LAWS.

THIS TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN. THE CLOSING OF ANY TRANSACTION WILL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS. EXCEPT AS SET FORTH IN THE RSA, NO BINDING OBLIGATIONS WILL BE CREATED BY THIS TERM SHEET UNLESS AND UNTIL BINDING DEFINITIVE DOCUMENTS ARE EXECUTED AND DELIVERED BY ALL APPLICABLE PARTIES.

INTRODUCTION

Debtors/Company:	Cano Health, Inc.; Primary Care (ITC) Intermediate Holdings, LLC; Cano Health, LLC; Cano Health Nevada Network, LLC; Cano Occupational Health, LLC; American Choice Healthcare, LLC; Cano PCP Wound Care, LLC; Cano Personal Behavior LLC; Cano PCP, LLC; Cano Behavior Health LLC; Cano Belen, LLC; Cano Health New Mexico LLC; Complete Medical Billing and Coding Services, LLC; Cano Health of Puerto Rico LLC; Cano Health of Florida, LLC; Cano Health CA1, MSO LLC; Comfort Pharmacy 2, LLC; Cano Medical Center of West Florida, LLC; CH Dental Administrative Services LLC; DGM MSO, LLC; Cano Research LLC; Cano PCP MSO, LLC; Cano HP MSO, LLC; ACH Management Services, LLC; CHPR MSO, LLC; Orange Healthcare Administration, LLC; Orange Care Group South Florida Management Services Organization, LLC; Orange Accountable Care Organization of South Florida LLC; Orange Accountable Care Organization, LLC; American Choice Commercial ACO, LLC; Orange Care IPA of New York, LLC; Orange Care IPA of New Jersey, LLC ; Total Care ACO, LLC; Cano Health CA1, LLC; Cano Health Illinois 1 MSO, LLC; Solis Network Solutions, LLC; Physicians Partners Group Merger, LLC; Physicians Partners Group Puerto Rico, LLC; Physicians Partners Group of FL, LLC; PPG Puerto Rico Blocker, Inc.; Physicians Partners Group Puerto Rico, LLC; Cano Health Illinois Network, LLC; Cano Pharmacy, LLC; IFB Pharmacy, LLC; Belen Pharmacy Group, LLC; University Health Care Pharmacy, LLC; Cano Health New York, IPA, LLC; and Clinical Research of Hollywood, P.A. (such entities, each, a “Debtor” and, collectively, the “Debtors” or the “Company”).

Claims and Interests to be Restructured:

First Lien Claims: The following obligations of the Debtors as of the Petition Date arising under or relating to the Credit Agreements consisting of the following (collectively, the “First Lien Claims”):

i.   Approximately $631.5 million in principal amount of secured term loans, delayed draw term loans, and additional term loans under the CS Credit Agreement, plus accrued and unpaid interest, fees, and other amounts arising and payable with respect thereto;

ii.  Approximately $120 million in principal amount of revolving credit loans under the CS Credit Agreement, plus accrued and unpaid interest, fees, and other amounts arising and payable with respect thereto, and

iii.   Approximately $181.6 million of principal amount of secured term loans under the Side-Car Credit Agreement, plus the Applicable Premium (as defined in the Side-Car Credit Agreement) and accrued and unpaid interest, fees, and other amounts arising and payable with respect thereto; provided that the Applicable Premium (as defined in the Side-Car Credit Agreement) is subject to the Side-Car Resolution set forth below (the First Lien Claims described in this clause (iii), the “Side-Car Claims”).

Senior Notes Claims: approximately $300 million in principal amount of obligations of the Debtors as of the Petition Date arising under or relating to those certain 6.25% senior unsecured notes issued under the Indenture, plus all accrued and unpaid interest, fees, and other amounts payable with respect thereto (the “Senior Notes Claims”).

General Unsecured Claims: any prepetition Claim against the Debtors that is not a First Lien Debt Claim, Other Secured Claim, Administrative Expense Claim, Priority Tax Claim, Other Priority Claim, Intercompany Claim, or a Subordinated Claim (the “General Unsecured Claims”). For the avoidance of doubt, General Unsecured Claims include the (i) Senior Notes Claims and (ii) unsecured deficiency claims arising under the Credit Agreements.

2

Existing CHI Interests: Interests in CHI as of the Petition Date (the “CHI Interests”).

Existing PCIH Interests: Interests in Primary Care (ITC) Intermediate Holdings, LLC as of the Petition Date (“PCIH” and, such Interests, the “PCIH Interests”).

Existing CH LLC Interests: consisting of Interests in Cano Health, LLC as of the Petition Date (“CH LLC” and, such Interests, the “CH LLC Interests”).

Existing Subsidiary Interests: consisting of Interests in any Debtor entity that is a direct or indirect subsidiary of CH LLC as of the Petition Date (collectively, the “Existing Subsidiary Debtor Interests” and, together with the Existing CHI Interests, the Existing PCIH Interests, and the Existing CH LLC Interests, the “Existing Equity Interests”).

Subordinated Claims: any prepetition Claim against the Debtors that is subject to subordination pursuant to section 510 of the Bankruptcy Code or otherwise, which shall include, for the avoidance of doubt, any TRA Claims subject to the terms hereof.

TRANSACTION OVERVIEW & IMPLEMENTATION

Overview of Restructuring:

•  The Restructuring shall be consummated either pursuant to (i) an Acceptable Plan premised on the restructuring transactions described herein (the “Stand-Alone Restructuring Plan”) in the event that a WholeCo Transaction Election (defined below) is not made or (ii) a sale transaction for all or substantially all of the Debtors’ assets (a “WholeCo Sale Transaction”), either of which may be coupled with the sale of one or more certain discrete businesses and assets (each, a “Discrete Asset Sale”).

•  As of the Petition Date and thereafter, the Debtors shall conduct a marketing process with a scope acceptable to the Required DIP Lenders (defined below) and the Requisite Consenting Creditors for a WholeCo Sale Transaction, and shall continue to pursue Discrete Asset Sales.

•  Initial indications of interest (each, an “IOI”) for a WholeCo Sale Transaction shall be due by no later than 5:00 p.m. ET on the day that is 28 days after the Petition Date (the “Initial IOI Deadline”).

•  To the extent permissible, the Debtors shall, within thirty-six (36) hours of receipt thereof, deliver to the Ad Hoc First Lien Group Advisors, any and all IOIs received on a “professional eyes only” basis (such obligation to be an affirmative covenant in the DIP Credit Agreement). Failure by the Debtors to deliver any IOIs actually received in a manner consistent with the preceding sentence shall be an Event of Default under the DIP Credit Agreement. To the extent a DIP Lender or Consenting Creditor requests receipt of any IOI actually received, the Debtors shall take all steps reasonably necessary to promptly negotiate and enter into a confidentiality agreement with the applicable DIP Lender or Consenting Creditor in respect of same, which confidentiality agreement shall not be subject to a cleansing mechanism.

3

•  The Required DIP Lenders and the Requisite Consenting Creditors shall have the right to elect, at any time during the period commencing on the Initial IOI Deadline and ending on the Voting Deadline, to pursue a WholeCo Sale Transaction (such election, the “WholeCo Sale Transaction Election”) in parallel to the Stand-Alone Restructuring Plan, and the Debtors, the Required DIP Lenders, and Requisite Consenting Creditors shall reasonably agree as promptly as possible, but in no event more than five (5) Business Days after the date of the WholeCo Sale Transaction Election, on the form and timing of reasonable milestones (the “Sale Milestones”) that shall govern the pursuit of a WholeCo Sale Transaction (the “Sale Process”), which shall be pursued by the Debtors. The foregoing right and related obligations shall be set forth as an affirmative covenant in the DIP Credit Agreement.

•  If the Required DIP Lenders and the Requisite Consenting Creditors make a WholeCo Sale Transaction Election and the Debtors fail to agree on Sale Milestones or decline to pursue the WholeCo Sale Transaction, then such event shall be an Event of Default under the DIP Credit Agreement; provided that the exercise of remedies on account of such Event of Default shall be subject to a remedies notice period that is the greater of two (2) Business Days and any applicable period provided in the DIP Order.

•  If, during the Sale Process, the Debtors receive a binding bid that the Debtors, the Required DIP Lenders, and the Requisite Consenting Creditors, mutually agree (each in their reasonable discretion) represents a binding and superior transaction to the Stand-Alone Restructuring, the Debtors, with the consent of the Required DIP Lenders and Requisite Consenting Creditors, shall pursue the WholeCo Sale Transaction and not the Stand-Alone Restructuring.

•  In connection with the Stand-Alone Restructuring Plan, the Debtors and the Requisite Consenting Creditors shall be permitted to pursue and negotiate with any third party the terms of a strategic plan sponsorship investment to acquire Reorganized Equity in accordance with the terms hereof (a “Plan Sponsorship Investment”).

DIP Financing:

During the Chapter 11 Cases, the Company will fund the Restructuring and ongoing operations through a $150 million delayed-draw superpriority debtor-in-possession term loan facility (the loans issued thereunder, the “DIP Loans”), which will be backstopped through a fronting arrangement satisfactory to the applicable Consenting Creditors (such Consenting Creditors, the “Backstop Parties” and, all lenders and issuing lenders from time to time party to the DIP Credit Agreement, the “DIP Lenders” and, the holders of a majority of the outstanding principal amount of the DIP Loans, the “Required DIP Lenders”), on the following terms and the other terms and conditions set forth in the DIP Credit Agreement:

a)  Amount: $150 million, $50 million of which shall be funded upon entry of the Interim DIP Order by the Bankruptcy Court, with the remaining amounts to be fully funded into escrow upon entry of Final DIP Order and available to be drawn subject to (i) the Company having not more than $40 million of cash and cash equivalents on a pro forma basis and (ii) the other conditions to draw set forth in the DIP Credit Agreement

b)  Interest Rate: SOFR + 1,100 basis points on the outstanding principal amount under the DIP Facility (including amounts held in escrow), payable in cash with SOFR calculated with no SOFR floor or credit spread adjustment

4

c)  Backstop Fee: 7.5% backstop fee on entire $150 million DIP Facility and payable “in kind”, to be added to the principal amount of the DIP Facility and fully earned for the benefit of the Backstop Parties upon entry of the Interim DIP Order. The Parties intend that, for U.S. federal income tax purposes, the Backstop Fee shall be treated as put option premium, unless otherwise agreed by the Parties.

d)  Participation Fee: 15.0% of DIP Facility payable solely in shares of Reorganized Equity in an aggregate amount equal to the Participation Fee (expressed in dollars) divided by 75.0% of the Acceptable Plan value, to be fully earned upon entry of the Interim DIP Order and allocated to the DIP Lenders upon emergence; provided that, to the extent that a Wholeco Sale Transaction is consummated, the Participation Fee shall be payable in cash on such date, rather than in Reorganized Equity. The Parties intend that, for U.S. federal income tax purposes, the Participation Fee shall be treated as a purchase price adjustment or a reduction in the funding amount for the DIP Facility (or similar), unless otherwise agreed by the Parties.

e)  Maturity Date: 8 months after the Petition Date.

During the period after the entry of the Interim DIP Order and prior to the funding of the remaining amounts of the DIP Facility upon entry of the Final DIP Order, holders of First Lien Claims will be offered the opportunity to participate in the DIP Facility on a pro rata basis based on their First Lien Claims pursuant to procedures satisfactory to the Backstop Parties.

The fees and expenses (including legal counsel expenses) of the fronting bank, administrative agent, escrow agent, and Ad Hoc First Lien Group Advisors will be paid from the proceeds of the DIP Facility.

On the Effective Date, the DIP Facility will convert into, or be replaced by, the Exit Facility (defined below).

TREATMENT OF CLAIMS AND INTERESTS

Administrative Expense Claims and Priority Tax Claims (Not Entitled to Vote)	In the event of an Acceptable Plan, except to the extent a holder of an Allowed Administrative Expense Claim or an Allowed Priority Tax Claim agrees to a less favorable treatment, on the Effective Date, in full and final satisfaction and settlement and in exchange of such Claim, each holder of an Allowed Administrative Expense Claim or an Allowed Priority Tax Claim shall receive Cash in an amount equal to such Allowed Claim on the Effective Date or as soon as practicable thereafter or such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

DIP Claims (Not Entitled to Vote)

The DIP Claims (including all accrued and unpaid interest, fees, premiums, and other obligations on account of the DIP Loans) shall be Allowed in full. Except to the extent a holder of an Allowed DIP Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction and settlement and in exchange of such Claim, each holder of an Allowed DIP Claim shall receive, either:

i.   in the event of a WholeCo Sale Transaction, repayment of all DIP Claims (including all accrued and unpaid interest, fees, premiums, and other obligations on account of the DIP Loans, including, for the avoidance of doubt, the Participation Fee) in full and in cash, or

5

ii.  in the event of a Stand-Alone Restructuring Plan, (i) dollar-for-dollar conversion of the Allowed DIP Claims (including all accrued and unpaid interest, fees, premiums, and other obligations on account of the DIP Loans, (other than, for the avoidance of doubt, the Participation Fee)) less the Exit Paydown Amount into Exit Facility Loans under the Exit Facility, (ii) the Participation Fee paid in Reorganized Equity, and (iii) a cash payment equal to the Exit Paydown Amount.

First Lien Claims: (Impaired – Entitled to Vote)

The First Lien Claims (including all accrued and unpaid interest, fees, premiums, and other obligations on account of the First Lien Claims) shall be Allowed in full; provided that the Applicable Premium (as defined in the Side-Car Credit Agreement) shall be Allowed in the amount of $18,428,650.86 pursuant to the Side-Car Resolution. Except to the extent a holder of an Allowed First Lien Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction and settlement and in exchange of such Claim, each holder of an Allowed First Lien Claim shall receive, either (the “First Lien Claim Recovery”):

i.   in the event of a WholeCo Sale Transaction, its pro rata share of the Net Proceeds of the WholeCo Sale Transaction after the amount paid to satisfy in full all Allowed DIP Claims; or

ii.  in the event of a Stand-Alone Restructuring Plan, its pro rata share of (a) the 1L Distribution Exit Facility Loans (defined below), (b) 100% of the Reorganized Equity issued on the Effective Date, subject to dilution on account of the Participation Fee, any Plan Sponsor Equity Share, the MIP, and the GUC Warrants, and (c) the Net Proceeds of any Plan Sponsorship Investment or Discrete Asset Sale.

Side-Car Applicable Premium

As a settlement and compromise of any potential disputes regarding the amount or allowance of the Applicable Premium (as defined in the Side-Car Credit Agreement), the Company and the Consenting Creditors agree as follows (the “Side-Car Resolution”):

i.   the Applicable Premium shall be allowed in the amount of $18,428,650.86;

ii.  the Side-Car Lenders shall be solely responsible for fees and expenses of Davis Polk & Wardwell LLP, and any other successor or co-advisor to the Side-Car Lenders, regardless of whether such fees and expenses were incurred prepetition or are incurred after the Petition Date; and

iii.   notwithstanding anything to the contrary herein or the allowance or disallowance of any Claims, for purposes of determining the “pro rata share” of First Lien Claims (and any other provision of the Acceptable Plan or other Definitive Documents relating to the ratable treatment among or on account of First Lien Claims), (A) the pro rata share of Side-Car Claims shall be determined based on the aggregate outstanding principal amount under the Side-Car Credit Agreement, plus accrued and unpaid interest as of the Petition Date, plus the Applicable Premium in the amount set forth in the foregoing clause (i) and (B) the pro rata share of all other First Lien Claims shall be determined based on the aggregate outstanding principal amount under the CS Credit Agreement, plus accrued and unpaid interest as of the Petition Date;

provided that the Side-Car Resolution may only be modified with the consent of the Requisite Consenting Side-Car Lenders, the Requisite Consenting Creditors, and the Debtors.

6

Other Secured Claims: (Unimpaired – Presumed to Accept)	In the event of an Acceptable Plan, except to the extent a holder of an Allowed Other Secured Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction and settlement and in exchange of such Claim, each holder of an Allowed Other Secured Claim shall receive, subject to the consent of the Requisite Consenting Creditors, either: (a) payment in full in Cash, (b) reinstatement pursuant to section 1124 of the Bankruptcy Code, or (c) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

Other Priority Claims: (Unimpaired – Presumed to Accept)	In the event of an Acceptable Plan, except to the extent a holder of an Allowed Other Priority Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction and settlement and in exchange of such Claim, each holder of an Allowed Other Priority Claim shall receive, subject to the consent of the Requisite Consenting Creditors, either: (a) payment in full in Cash, (b) reinstatement pursuant to section 1124 of the Bankruptcy Code, or (c) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

General Unsecured Claims (Impaired – Entitled to Vote)

In the event of an Acceptable Plan, except to the extent a holder of an Allowed General Unsecured Claim agrees to less favorable treatment, on the Effective Date, in full and final satisfaction and settlement and in exchange of such Claim, each holder of an Allowed General Unsecured Claim shall receive, either:

i.   In the event of a WholeCo Sale Transaction, its pro rata share of (i) the Net Proceeds of the WholeCo Sale Transaction, if any, after deducting for the amount required to satisfy in full all Allowed DIP Claims, Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed First Lien Claims, and Allowed Other Secured Claims, (ii) either, (x) the net cash proceeds or (y) distribution, of the MSP Recovery Class A Stock outstanding as of the Petition Date[1], and (iii) the recovery, if any, on account of the Litigation Trust Causes of Action (defined below) assigned or otherwise transferred to the Post-Confirmation Litigation Trust (defined below); or

ii.  In the event of a Stand-Alone Restructuring Plan, its pro rata share of (i) warrants to purchase, after giving effect to the Restructuring, 5% of the total outstanding Reorganized Equity (subject to dilution by the Participation Fee, any Plan Sponsor Equity Share, and the MIP) exercisable for a 5-year period commencing on the Effective Date which shall be struck at par plus accrued value of the First Lien Claims and have no Black-Scholes protection (the “GUC Warrants”), (ii) either, (x) the net cash proceeds or (y) distribution, of the MSP Recovery Class A Stock outstanding as of the Petition Date, and (iii) the recovery, if any, on account of the Litigation Trust Causes of Action assigned or otherwise transferred to the Post-Confirmation Litigation Trust.

Except as otherwise agreed to with the consent of the Requisite Consenting Creditors, the Debtors shall use commercially reasonable efforts to seek to have any General Unsecured Claims of former directors and officers or any affiliate or related entity of any of the foregoing will be waived, extinguished, subordinated, recharacterized, and/or objected to (as applicable) by the Debtors.

For the avoidance of doubt, any claims arising under or relating to the Total Health Agreement shall be classified as General Unsecured Claims.

[1]	Mechanics of distribution of MSP Recovery Class A Stock to be determined by the Debtors and the Requisite Consenting Creditors and subject to the consent of the Requisite Consenting Creditors.

7

Intercompany Claims (Unimpaired – Presumed to Accept / Impaired – Deemed to Reject)	In the event of an Acceptable Plan, on the Effective Date or as soon as practicable thereafter, all Intercompany Claims shall be adjusted, reinstated, or discharged (each without any distribution) to the extent reasonably determined to be appropriate by the Debtors or Reorganized Debtors and the Requisite Consenting Creditors, as applicable.

Subordinated Claims	In the event of an Acceptable Plan, the holders of Subordinated Claims against the Debtors will not receive or retain any property under the Acceptable Plan on account of such Claims.

Intercompany Interests (Unimpaired – Presumed to Accept)

In the event of an Acceptable Plan, on the Effective Date, and without the need for any further corporate or limited liability company action or approval of any board of directors, management, or shareholders of any Debtor or Reorganized Debtor, as applicable:

•  all Existing Subsidiary Debtor Interests shall be unaffected by the Acceptable Plan and continue in place following the Effective Date, solely for the administrative convenience of maintaining the existing corporate structure of the Debtors; and

•  Existing PCIH Interests and Existing CH LLC Interests shall be adjusted, reinstated, or discharged at the election of the Debtors, subject to the consent of the Requisite Consenting Creditors.

Existing CHI Interests (Impaired – Deemed to Reject)	In the event of an Acceptable Plan, on the Effective Date, all Existing CHI Interests shall be cancelled and extinguished, or subject to other treatment reasonably acceptable to the Requisite Consenting Creditors that would result in deemed rejection by holders of the Existing CHI Interests.

GENERAL PROVISIONS

Executory Contracts and Unexpired Leases:

In the event of a Stand-Alone Restructuring Plan, as of and subject to the occurrence of the Effective Date and the payment of any applicable Cure amount, all executory contracts and unexpired leases to which any of the Debtors are parties, and which have not expired by their own terms on or prior to the Confirmation Date shall be deemed assumed except for any executory contract or unexpired lease that: (a) has previously been assumed or rejected pursuant to a Final Order of the Bankruptcy Court, (b) is the subject of a separate (i) assumption motion filed by the Debtors or (ii) rejection motion filed by the Debtors under section 365 of the Bankruptcy Code prior to the Confirmation Date, (c) is specifically designated as a contract or lease to be rejected pursuant to the Acceptable Plan, or (d) is the subject of a pending Cure Dispute.

Unless otherwise agreed to by the Requisite Consenting Creditors in their sole discretion, the Humana ROFR shall not be assumed under the Stand-Alone Restructuring Plan.[2]

[2]	For the avoidance of doubt the Total Health Agreement will not be a go-forward contract of the Reorganized Debtors.

8

Governance:	In the event of a Stand-Alone Restructuring Plan, the Board of Reorganized Debtors will consist of (i) the Debtors’ chief executive officer and (ii) additional members selected by the Requisite Consenting Creditors in consultation with the Debtors (the “New Board”). The amended and restated New Governance Documents of the Reorganized Debtors will be subject to the consent rights set forth in the RSA. In connection with the Restructuring, the Company will be delisted and held as a private company upon emergence.

Post-Confirmation Litigation Trust	In the event of a Stand-Alone Restructuring Plan, on the Effective Date, the Debtors will assign or otherwise transfer any and all Claims and Causes of Action they may have against former officers and directors of the Debtors (to the greatest extent allowed under applicable law) (the “Litigation Trust Causes of Action”) to a separate litigation trust established for the benefit of holders of Allowed General Unsecured Claims (the “Post-Confirmation Litigation Trust”) and transfer $100,000 of Cash to an account established by the litigation trustee for the Post-Confirmation Litigation Trust to fund the administration of the Post-Confirmation Litigation Trust, inclusive of any advisor fees or other professional fees and expenses.

Exit Facility

In the event of a Stand-Alone Restructuring Plan, on the Effective Date the Reorganized Debtors shall enter into an amended and restated credit agreement and incur a senior secured term loan facility (the “Exit Facility”), the loans under which shall be treated as one fungible tranche of first lien term loans (the “Exit Facility Loans”), consisting of:

i.   term loans in an aggregate principal amount which, together with the New Money Revolver Amount, is no greater than $300 million in Exit Facility Loans and New Money Revolver commitments (defined below) on the Effective Date (the “1L Distribution Exit Facility Loans”); and

ii.  the aggregate principal amount of any drawn and undrawn DIP Loans (including, for the avoidance of doubt, the Backstop Fee paid “in kind”) plus all accrued and unpaid interest, fees, premiums, and all other obligations on account of the DIP Loans on the Effective Date less the Exit Paydown Amount (the “DIP Conversion Exit Facility Loans”).

Interest Rate: (i) For first 24 months following the Effective Date, SOFR + 100 basis points payable in cash, plus, at the Company’s sole election, either (A) 700 basis points payable in cash or (B) 850 basis points payable “in kind”, and (ii) thereafter, SOFR + 800 basis points payable in cash; in each case, with SOFR calculated with no floor or credit spread adjustment

Maturity Date: 5 years after Effective Date

Financial Maintenance Covenants: None

New Money Revolver:	On or by the Effective Date, the Debtors shall enter into an agreement for a new-money superpriority revolving credit facility with a third party, for up to $75 million (the “New Money Revolver Amount”) which shall be secured on a senior basis to the Exit Facility Loans, and the terms of which shall be subject in all respects to the consent of the Debtors and the Requisite Consenting Creditors (the “New Money Revolver”). In lieu of or in addition to the New Money Revolver, the Requisite Consenting Creditors and the Company may agree to increase the Exit Facility in an amount to be agreed.

Management Incentive Plan:	In the event of a Stand-Alone Restructuring Plan, the New Board will establish a post-emergence management incentive plan (the “MIP”) under which up to [10]% of the Reorganized Equity will be reserved for issuance as awards thereunder. All awards issued under the MIP will be dilutive of all other equity interests in the Reorganized Debtors.

9

Milestones:

The Consenting Creditors’ support for the Restructuring shall be subject to the timely satisfaction of the following milestones (the “Milestones”), provided that any such time and date may be extended with the written consent (which may be via email) of the Requisite Consenting Creditors:

•  File the RSA, Lease Rejection Motion, and DIP Motion: not later than 1 day following the Petition Date

•  Entry of the Interim DIP Order: not later than 3 days following the Petition Date

•  Entry of the Final DIP Order: not later than 35 days following the Petition Date

•  Deadline to obtain credit rating for DIP Facility: not later than 45 days following the Petition Date; provided that the Debtors will use commercially reasonable efforts to meet this Milestone, which may be extended in event of delay of applicable ratings agency

•  Deadline to commence hearing to approve the Disclosure Statement: not later than 90 days following the Petition Date

•  Entry of order approving the Disclosure Statement: not later than 90 days following the Petition Date

•  Deadline to commence the Confirmation Hearing: not later than 125 days following the Petition Date

•  Deadline for Effective Date: not later than 140 days following the Petition Date; provided that such date shall be automatically extended by up to 45 days if the Effective Date has not occurred solely due to any healthcare-related regulatory approvals, antitrust approval, or any foreign investment regulatory approval (the “Regulatory Extension”)

Discrete Asset Sales:	To the extent the Debtors, with the consent of the Requisite Consenting Creditors (such consent not to be unreasonably withheld), close a Discrete Asset Sale during the Chapter 11 Cases, (i) the cash Net Proceeds of such sale shall be applied by the Debtors to reduce, on a dollar-for-dollar basis, the DIP Loans and (ii) the Debtors may retain a portion of Net Proceeds in connection with such Discrete Asset Sale to be used to for general corporate purposes and to fund the Debtors’ operations during the Chapter 11 Cases, in each case subject to the consent of Required DIP Lenders.

Plan Sponsorship Investment:	In connection with the Stand-Alone Restructuring Plan, the Debtors and the Requisite Consenting Creditors shall be permitted to pursue and negotiate with any third party the terms of any Plan Sponsorship Investment (the equity distributed to such plan sponsor, the “Plan Sponsor Equity Share”), which terms and transaction shall be in form and substance acceptable to the Debtors and the Requisite Consenting Creditors.

10

Employee Matters:

In the event of a Stand-Alone Restructuring Plan, all employment agreements and severance plans that exist as of the Petition Date and have not been previously rejected or assumed by the Debtors in their sole discretion will be assumed as of the Effective Date pursuant to the Acceptable Plan; provided that the Senior Executive Employment Agreements shall either be (i) assumed, subject to the applicable employee agreeing to waive such employees 2024 Long Term Incentive Payment, any retention bonus due on the Debtors’ 2023 Retention Program and 2023 bonuses; (ii) amended with the consent of the applicable employee and the Requisite Consenting Creditors or (iii) rejected.

As set forth in the RSA, the Debtors will seek approval of certain Employee Retention Plans in the Chapter 11 Cases, which shall not be objected to by the Requisite Consenting Creditors to the extent materially consistent with the information disclosed to the Ad Hoc First Lien Group prior to the Petition Date.

Key Employee Incentive Plan

•  In the event the WholeCo Sale Transaction Election is made by the Required DIP Lenders and the Requisite Consenting Creditors, the Debtors, with the support of the Required Consenting Creditors, shall file a motion to approve a key employee incentive plan (“KEIP”) for the benefit of certain key employees of the Debtors (the “KEIP Participants”).

•  The amounts of such awards shall equal the amount of (x) Net Proceeds of any WholeCo Sale Transaction less the then-outstanding DIP Obligations (“Incremental Transaction Proceeds Amount”) multiplied by (y) [1.5]% of the Incremental Transaction Proceeds Amount

•  For the avoidance of doubt, the sale of the ACO Reach and Medicaid businesses shall not be subject to any incentive payments

•  All other KEIP terms shall be agreed by the Debtors and the Requisite Consenting Creditors.

Cancellation of Notes, Instruments, Certificates and other Documents:	In the event of an Acceptable Plan, on the Effective Date, all notes, instruments, certificates evidencing debt of the Debtors will be cancelled and obligations of the Debtors thereunder will be discharged and of no further force or effect, except for the purpose of allowing the applicable agents and trustees to receive distributions from the Debtors under the Acceptable Plan and to make any further distributions to the applicable holders on account of their Claims and Interests.

Distributions:	In the event of an Approved Plan, unless otherwise provided in the Acceptable Plan (including payments made in the ordinary course of the Debtors’ business) or paid pursuant to a prior Bankruptcy Court order, on the Effective Date or, if a Claim or Interest is not Allowed on the Effective Date, on the date that such Claim or Interest becomes Allowed, or, in each case, as soon as practicable thereafter, each holder of an Allowed Claim shall receive the full amount of the distributions that the Acceptable Plan provides for Allowed Claims in the applicable class.

Vesting of Assets:	In the event of a Stand-Alone Restructuring Plan, on the Effective Date, pursuant to sections 1141(b)–(c) of the Bankruptcy Code, all assets of the Debtors will vest in the Reorganized Debtors free and clear of all liens, Claims, and encumbrances.

Releases and, Exculpation:	In the event of an Approved Plan, except as provided below, the Acceptable Plan shall provide customary releases and exculpation provisions, in each case, to the fullest extent permitted by law and acceptable to the Company and Requisite Consenting Creditors, for the benefit of the Company, the Reorganized Debtors, the Consenting Creditors, the DIP Lenders, the Secured Lenders, the Administrative Agents, and such entities’ respective affiliates, and such entities’ and their affiliates’ officers, managers, directors, predecessors, successors, and assigns, subsidiaries, and each of their current and former officers, managers, directors, equity holders,

11

principals, members, employees, agents, managed accounts or funds, management companies, fund advisors, advisory board members, financial advisors, partners, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, each in their capacity as such and solely for acts occurring prior to the Effective Date.

Notwithstanding anything herein to the contrary, the Acceptable Plan shall provide releases for the Debtors’ current directors and officers, but shall not provide for any releases or exculpation of the Debtors’ former directors and officers, and any Claims and Causes of Action against such non-released Persons shall be treated as set forth herein (see “Post-Confirmation Litigation Trust”).

Tax Structure:	The Debtors and the Consenting Creditors will cooperate in good faith to structure the Restructuring and related transactions in a tax-efficient manner including, without limitation, to maximize or preserve any net operating losses and net unrealized built-in asset losses of the Company, which structure shall be acceptable to the Requisite Consenting Creditors.

TRA	The Debtors shall use commercially reasonable efforts to subordinate the TRA Claims (which subordination may be sought pursuant to a motion or an Acceptable Plan).

Retention of Jurisdiction:	An Acceptable Plan will provide for a broad retention of jurisdiction by the Bankruptcy Court for (i) resolution of Claims, (ii) allowance of compensation and expenses for pre-Effective Date services, (iii) resolution of motions, adversary proceedings, or other contested matters, (iv) entry of such orders as necessary to implement or consummate the Acceptable Plan and any related documents or agreements, and (v) other purposes.

Restructuring Transactions:	In the event of an Approved Plan, on the Effective Date or as soon as reasonably practicable thereafter, the Debtors or Reorganized Debtors, as applicable, shall take all actions consistent with the Acceptable Plan as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring under and in connection with the Acceptable Plan (such transactions, the “Restructuring Transactions”).

Consent Rights:	All consent rights not otherwise set forth herein shall be as set forth in the RSA.

Securities Exemptions:	The issuance and distribution of Reorganized Equity will be exempt from registration under the Securities Act of 1933, as amended, or applicable securities laws pursuant to Section 1145(a) of the Bankruptcy Code or another available exemption.

Fiduciary Obligations	Notwithstanding anything to the contrary herein, nothing herein requires the Company or any of its directors, members, or officers, each in their capacity as such, to take any action, or to refrain from taking any action, to the extent inconsistent with its or their fiduciary obligations under applicable law; provided that nothing in this paragraph shall limit the termination rights of the Requisite Consenting Creditors.

12

Annex 1

Defined Terms

“Administrative Expense Claim”	Any Claim for a cost or expense of administration incurred during the Chapter 11 Cases pursuant to section 503(b) and 507(a)(2) of the Bankruptcy Code, including, without limitation, (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for good and other services and leased premises) and (b) Fee Claims.

“Allowed”	With reference to any Claim or Interest, (a) any Claim or Interest arising on or before the Effective Date (i) as to which no objection to allowance, priority, or secured status, and no request for estimation or other challenge, including, without limitation, pursuant to section 502(d) of the Bankruptcy Code or otherwise, has been interposed prior to the Effective Date, or (ii) as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder, (b) any Claim or Interest that is compromised, settled, or otherwise resolved pursuant to the authority of the Debtors or Reorganized Debtors, (c) any Claim or Interest as to which the liability of the Debtors or Reorganized Debtors, as applicable, and the amount thereof are determined by a Final Order of a court of competent jurisdiction other than the Bankruptcy Court, or (d) any Claim or Interest expressly allowed hereunder; provided, however, that notwithstanding the foregoing, (x) unless expressly waived under the Acceptable Plan, the Allowed amount of Claims or Interests shall be subject to and shall not exceed the limitations under or maximum amounts permitted by the Bankruptcy Code, including sections 502 or 503 of the Bankruptcy Code, to the extent applicable, and (y) the Reorganized Debtors shall retain all claims and defenses with respect to Allowed Claims that are Reinstated or otherwise Unimpaired pursuant to the Acceptable Plan.

“Cash”	Legal tender of the United States of America.

“Cause of Action”	Any action, claim, cross-claim, third-party claim, cause of action, controversy, demand, right, lien, indemnity, guaranty, suit, obligation, liability, loss, debt, damage, judgment, account, defense, remedies, offset, power, privilege, license and franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including, without limitation, under any state or federal securities laws). Causes of Action also includes: (a) any right of setoff, counterclaim or recoupment and any claim for breach of contract or for breach of duties imposed by law or in equity; (b) the right to object to Claims or Interests; (c) any claim pursuant to sections 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer claim.

Defined Terms

“Chapter 11 Cases”	The jointly administered cases under chapter 11 of the Bankruptcy Code commenced by the Debtors on the Petition Date in the Bankruptcy Court.

“Class”	Any group of Claims or Interests classified as set forth in a plan pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code.

“Confirmation Date”	The date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

“Confirmation Order”	The order of the Bankruptcy Court confirming an Acceptable Plan pursuant to section 1129 of the Bankruptcy Code.

“Cure”	Means, with the reasonable consent of the Requisite Consenting Creditors, the payment of Cash by the Debtors, or the distribution of other property (as the parties may agree or the Bankruptcy Court may order), as necessary to (a) cure a monetary default by the Debtors in accordance with the terms of an executory contract or unexpired lease of the Debtors and (b) permit the Debtors to assume such executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code.

“Cure Dispute”	Means a pending objection relating to assumption or assumption and assignment of an executory contract or unexpired lease pursuant to section 365 of the Bankruptcy Code.

“DIP Agent”	Wilmington Savings Fund Society FSB, solely in its capacity as administrative agent and collateral trustee under the DIP Credit Agreement, its successors, assigns, or any replacement agent appointed pursuant to the terms of the DIP Credit Agreement.

“DIP Claims”	All Claims held by the DIP Lenders or the DIP Agent on account of, arising under, or relating to the DIP Credit Agreement, the DIP Facility, or the DIP Orders, including Claims for all principal amounts outstanding under the DIP Credit Agreement, and any and all fees, interest, expenses, indemnification obligations, reimbursement obligations, and other amounts due thereunder, which, for the avoidance of doubt, shall include all “DIP Obligations” as such term is defined in the DIP Orders.

“DIP Credit Agreement”	That certain superpriority senior secured debtor-in-possession Credit Agreement, dated as of [•], by and among, inter alios, CH LLC as borrower, the DIP Agent, and the DIP Lenders, as approved by the DIP Orders, as may be further amended, modified, or amended and restated from time to time in accordance with its terms.

“Employee Retention Plans”	Means the Company’s various retention programs, including initiatives for non-senior executives, senior management and staff management, key care providers, and certain ‘rank and file’ employees.

“Estate(s)”	Individually or collectively, the estate or estates of the Debtors created under section 541 of the Bankruptcy Code.

Defined Terms

“Exit Paydown Amount”	All cash above $20,000,000 on the Effective Date, including all amounts in escrow and calculated after giving effect to all exit costs to facilitate the occurrence of the Effective Date.[3]

“Fee Claim”	A Claim for professional services rendered or costs incurred on or after the Petition Date through the Confirmation Date by professional persons retained by an order of the Bankruptcy Court pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code in the Chapter 11 Cases.

“Final Order”	An order, ruling, or judgment of the Bankruptcy Court (or other court of competent jurisdiction) that (i) is in full force and effect, (ii) is not stayed, and (iii) is no longer subject to review, reversal, vacatur, modification, or amendment, whether by appeal or by writ of certiorari; provided, however, that the possibility that a motion under Rules 50 or 60 of the Federal Rules of Civil Procedure or any analogous Bankruptcy Rule (or any analogous rules applicable in such other court of competent jurisdiction) may be filed relating to such order, ruling, or judgment shall not cause such order, ruling, or judgment not to be a Final Order.

“Humana ROFR”	That certain Amended and Restated Right of First Refusal Agreement dated as of June 3, 2021, by and among Humana Inc., Humana Medical Plan, Inc., Humana Health Insurance Company of Florida, Inc., and Humana Insurance Company and their Affiliates who underwrite and/or administer health plans, Primary Care (ITC) Holdings, LLC, PCIH, and CHI.

“Intercompany Claim”	Any Claim against a Debtor held by another Debtor.

“Intercompany Interest”	An Interest in a Debtor.

“Lease Rejection Motion”	Motion, which shall be in form and substance reasonably acceptable to the Requisite Consenting Creditors, providing for the rejection of one or more of the Company’s unexpired real property leases.

“MSP Recovery Class A Stock”	Means shares of Class A Common Stock of MSP Recovery, Inc. held by the Company.

“Net Proceeds”	The net proceeds from a WholeCo Sale Transaction, a Plan Sponsorship Investment, or a Discrete Asset Sale, which will consist of the cash proceeds, less the payment of ordinary and customary closing expenses and purchase price adjustments, if any.

“Other Priority Claim”	Any Claim other than an Administrative Expense Claim or a Priority Tax Claim that is entitled to priority of payment as specified in section 507(a) of the Bankruptcy Code.

[3]	Any negotiated retained Cash Collateral from a Discrete Asset Sale shall be excluded from this test.

Defined Terms

“Other Secured Claim”	A Secured Claim, other than an Administrative Expense Claim, a Priority Tax Claim, DIP Claim, First Lien Debt Claim, or Other Priority Claim.

“Person”	Any individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code), or other Entity (as defined in section 101(15) of the Bankruptcy Code).

“Priority Tax Claim”	Any Secured Claim or unsecured Claim of a governmental unit of the kind entitled to priority in payment as specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

“Reorganized Equity”	Means the new common shares of the ultimate parent of the Reorganized Debtors to be issued (i) on the Effective Date or (ii) as otherwise permitted pursuant to the Acceptable Plan pursuant to the Restructuring, in each case, in the event of a Stand-Alone Restructuring Plan; provided that, to the extent that the Stand-Alone Restructuring Plan is implemented through an asset sale, Reorganized Equity shall mean the new common shares of the ultimate parent of the entities acquiring substantially all of the then-existing assets of the Debtors.

“Reorganized Debtors”	Each of the Debtors as reorganized on the Effective Date in accordance with the Acceptable Plan.

“Schedule of Rejected Contracts”	The schedule of executory contracts and unexpired leases to be rejected by the Debtors pursuant to the Acceptable Plan, if any, as the same may be amended, modified, or supplemented from time to time with the consent of the Requisite Consenting Creditors.

“Secured Claim”	A Claim (a) secured by a Lien on collateral to the extent of the value of such collateral as (i) set forth in the Acceptable Plan, (ii) agreed to by the holder of such Claim and the Debtors, or (iii) determined by a Final Order in accordance with section 506(a) of the Bankruptcy Code exceeds the value of the Claim, or (b) secured by the amount of any right of setoff of the holder thereof in accordance with section 553 of the Bankruptcy Code.

“Senior Executive Employment Agreements”	The employment agreements of the Chief Executive Officer, Interim Chief Financial Officer, Chief Operations Officer, and Chief People Officer.

“Total Health Agreement”	Means that certain Asset Purchase Agreement, dated as of December 13, 2022 between CHI, CH LLC, the sellers party thereto and Demarquette Kent.

“TRA”	That certain Tax Receivable Agreement, dated as of June 3, 2021, by and between Jaws Sponsor, LLC, CHI, PCIH, and Primary Care (ITC) Holdings, LLC (and certain other persons that have or will become a party to such agreement).

Defined Terms

“Unimpaired”	With respect to a Claim, Interest, or Class of Claims or Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.

“Voting Deadline”	The date established by the Bankruptcy Court by which holders in respect of Claims entitled to vote must submit a ballot to vote in favor of the Acceptable Plan.

EXHIBIT B

FORM OF JOINDER AGREEMENT FOR CONSENTING CREDITORS

This Joinder Agreement to the Restructuring Support Agreement, dated as of [•], 2024 as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”), by and among the Company and the Consenting Creditors is executed and delivered by         (the “Joining Party”) as of    , 2024. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1. Agreement to be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement (as the same has been or may be hereafter amended, restated or otherwise modified from time to time in accordance with the provisions thereof).

2. Effectiveness. Upon delivery of a signature page for this joinder, the Joining Party shall be deemed to be a “Consenting Creditor” and a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

3. Representations and Warranties. With respect to the aggregate principal amount of outstanding Secured Loans and/or Senior Notes set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Creditors set forth in Section 7 and Section 24 of the Agreement.

4. Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflict of laws provisions which would require the application of the law of any other jurisdiction.

5. Notice. All notices and other communications given or made pursuant to the Agreement shall be sent to:

The Joining Party at:

[JOINING PARTY]

[ADDRESS]

Attention:

E-mail:

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be executed as of the date first written above.

[CONSENTING CREDITOR]

By:
Name:
Title:

Address:

E-mail address(es):

Claims	Principal Amount
CS Term Loans
CS Revolving Loans
Side-Car Term Loans
Senior Notes
Other (please describe)

[SIGNATURE PAGE TO JOINDER AGREEMENT]